Exhibit 10.5

ASSET PURCHASE AGREEMENT

between

THE JACKSONVILLE BANK, a state chartered bank

(Seller)

and

(Purchaser)

Dated as of December         , 2012

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Section 7.7.	Exhibits	34
Section 7.8.	Counterparts	34
Section 7.9.	Successors and Assigns	34
Section 7.10.	Effect of Headings	35
Section 7.11.	Other Agreements Superseded; Entire Agreement	35
Section 7.12.	Intention of the Parties	35
Section 7.13.	Costs	35
Section 7.14.	Waiver of Jury Trial	35
Section 7.15.	Waivers	36
Section 7.16.	Survival of the Agreement	36
Section 7.17.	Further Assurances	36

EXHIBITS

Exhibit A-1	INFORMATION FIELDS TO BE INCLUDED ON THE ASSET SCHEDULE

Exhibit A-2	INFORMATION FIELDS TO BE INCLUDED ON THE CURRENT LOAN SCHEDULE

Schedule I	ASSET SCHEDULE

Schedule II	PURCHASE PRICE ALLOCATION

Exhibit B and Exhibit B-1 ASSIGNMENT AND CONVEYANCE

Exhibit C	CONTENTS OF LOAN FILE

Exhibit D-1	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO RESIDENTIAL MORTGAGE LOANS

Exhibit D-2	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO ASSETS OTHER THAN RESIDENTIAL MORTGAGE LOANS

Exhibit E	EXCEPTION SCHEDULE

Exhibit F	INTENTIONALLY OMITTED

Exhibit G	DATA TAPE FIELDS

Exhibit H	PURCHASER’S FORM OF SERVICING TRANSFER INSTRUCTIONS

Exhibit I	FORM OF ALLONGE

Exhibit J	FORM OF LOST NOTE AFFIDAVIT

Exhibit K	FORM OF SPECIAL WARRANTY DEED

Exhibit L	FORM OF BILL OF SALE

Exhibit M	FORM OF ESCROW AGREEMENT

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December     , 2012 (the “Effective Date”), is between                                                                                   (“Purchaser”) and THE JACKSONVILLE BANK, a state chartered bank (“Seller”).

RECITALS:

A. Seller owns certain Assets (this and other capitalized terms are defined in Article 1) and wishes to sell such Assets; and

B. Purchaser desires to purchase the Assets; and

C. Subject to the terms and conditions of this Agreement, Seller agrees to sell, and Purchaser agrees to purchase the Loans, REO Properties (including Mortgaged Properties that may become REO Properties as a result of foreclosure or deed-in-lieu of foreclosure prior to the Closing Date), the Loan Files and the related Servicing Rights, all collectively referred to as the “Assets”.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein and other good and valuable consideration, Purchaser and Seller agree as follows:

ARTICLE I

DEFINITIONS

Whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

Accepted Servicing Practices: The procedures, including prudent collection and loan administration procedures, in accordance with accepted loan servicing practices of prudent lending institutions which service assets of the same type as the Assets in the jurisdictions in which Seller and/or an Asset is located. Such standard of care shall not be lower than that which Seller customarily employs and exercises in servicing and administering similar loans for its own account and shall be in material compliance with all federal, state and local laws, ordinances, rules and regulations.

Agreement: This Asset Purchase Agreement, including all exhibits, attachments and schedules hereto, and all amendments hereof and supplements hereto.

ALTA: The American Land Title Association or any successor thereto.

Asset Schedule: The schedule of Assets to be acquired hereunder, attached as Schedule I, which shall set forth the information described in Exhibit A-1, annexed hereto with respect to each Asset. Such Asset Schedule shall be in hard copy or “read only” electronic format. Each Assignment and Conveyance conveying Assets hereunder shall include Seller’s Asset identifying number contained in Exhibit A-1 with respect to such Asset.

Assets: The meaning as defined in the Recitals.

Assignment and Conveyance: Each agreement with respect to the Assets purchased on the Closing Date, in the form attached hereto as Exhibit B and, for recorded documents, in the Form attached hereto as Exhibit B-1 or any one or more of them.

Assignment of Mortgage: An assignment of mortgage and other recorded Loan Documents, notice of transfer or equivalent instrument, in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the transfer of the Loan and the related Mortgage to the assignee named therein.

Bailment Agreement: The meaning as defined in Section 2.1(b).

Business Day: A day other than (i) a Saturday or Sunday, or (ii) a day on which banking or savings and loan institutions in the State of Florida are authorized or obligated by law or executive order to be closed.

Claim: Any claim, proof of claim (including without limitation a proof of claim filed in bankruptcy proceedings), demand, complaint, summons, legal, equitable or administrative proceeding of any nature, chose in action, damage, judgment, penalty or fine, and all costs and expenses relating to the foregoing (including, without limitation, legal fees).

Claim Notice: The meaning as defined in Section 3.5(g)(i).

Closing Date: With respect to each Asset, the closing (“Closing”) of the purchase and sale thereof contemplated hereby shall be on the same day and immediately preceding the closing of the Seller’s Series A Preferred Stock.

Closing Documents: All documents that under the terms of this Agreement are required to be delivered by Seller or Purchaser at Closing to effect the sale and assignment of the Assets or as required by this Agreement; Purchaser shall prepare all documents required to be prepared by Purchaser under this Agreement (subject to Seller’s review and approval for form and substance) and provide same to Seller at Closing, without charge.

Correction Statement: The meaning as defined in Section 2.5.

Current Loan: A Loan that (i) is not more than 30 days delinquent as of the Cut-off Date, (ii) does not have a Maturity Date that is on or prior to the Closing Date, or (iii) is not a Loan that has been brought current after the Cut-off Date with the liquidation of collateral as of the Closing Date.

Custodian: Jones Day, 222 East 41st Street, New York, New York 10017-6702.

Cut-off Date: The meaning as defined in Schedule I.

Cut-off Date Principal Balance: As to each Loan, other than any Loans secured by REO Property, the unpaid principal balance of such Loan as of the close of business on the Cut-off Date, after deduction and application of all payments of principal due and received by the Cut-off Date, as specified on the Asset Schedule. The Cut-off Date Principal Balance may include advances, late fees, penalties and legal fees but will not include capitalized interest.

Damages: Any and all damages, losses, liabilities, costs and expenses (including expenses of investigation and reasonable fees and expenses of counsel); provided, however that no claim for indirect, consequential or punitive damages shall be brought by either party pursuant to this Agreement.

Data Tape: Microsoft Excel spreadsheet delivered by Seller to Purchaser containing detailed summary information concerning the Assets, but only with respect to the columns/fields referred to on Exhibit G, which is current through December 27, 2012.

Due Date: With respect to any Loan, the day of the month on which Monthly Payments on such Loan are due, exclusive of any days of grace.

Escrow Balance: Intentionally omitted.

Escrow Payments: Intentionally omitted.

Interest Rate: With respect to each Loan, the annual rate at which interest accrues on such Loan, which is stated (or calculated in the manner set forth) in the related Note.

Interim Servicing Period: With respect to the Serviced Loans, the period of time from the Closing Date to the Servicing Transfer Date.

Judgment: A Judgment included among the Assets listed on Schedule 1, and defined by statute in the applicable jurisdiction and/or by the Rules of a Court of competent jurisdiction, duly obtained, filed, and docketed, which arises as a result of judicial action to resolve Seller’s rights or claims under the Loan Documents.

Knowledge: Actual awareness of a fact or matter without investigation. Seller will be deemed to have Knowledge of a particular fact or matter only if any of the following individuals who are serving as an officer of Seller has Knowledge of that fact or matter: Chief Executive Officer, Chief Credit Officer, President, Chief Financial Officer, Special Assets Director, Commercial Banking Manager, and Business Banking Manager.

Legal Requirement: Any applicable law, statute, ordinance, order, finding, decree, rule or regulation of any federal, state or local governmental entity or authority, and/or any court which has exercised jurisdiction over a matter or circumstance.

Loan: The loans identified on the Asset Schedule, which identifies each Loan to be purchased by Purchaser on the Closing Date.

Loan Documents: With respect to any Asset, the loan documents pertaining to such Asset that are specified in Exhibit C attached hereto.

Loan File: With respect to any Asset, a file pertaining to such Asset that contains each of the related documents as set forth on Exhibit C attached hereto.

Major Decisions: The meaning as defined in Section 6.1.

Mediation Period: The meaning as defined in Section 2.5.

Monthly Payment: The scheduled monthly payment of principal and interest on a Loan which is payable by an Obligor from time to time under the related Note.

Mortgage: With respect to a Loan, the mortgage, deed of trust or other instrument which creates a lien on the interest in real property, including any riders, addenda, assumption agreements or modification relating thereto, which secures the Note.

Mortgaged Property: With respect to each Loan that is a mortgage loan, the real property securing repayment of the related Note, consisting of a fee simple interest (unless otherwise stated) in a single parcel of real property (unless otherwise stated) as described in the Data Tape.

Note: The promissory note or other evidence of the indebtedness of an Obligor.

Obligor: A borrower, guarantor, or other obligor on a Note.

Party or Parties: Seller or Purchaser, or Seller and Purchaser, respectively.

Person: An individual, corporation, limited liability corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, contractor, collection agency, attorney or counselor at law or governmental or municipal body or agency or political subdivision thereof.

Permitted Exceptions: (i) liens of real property taxes and assessments not yet due and payable; (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record; (iii) rights of tenants and parties in possession of the Mortgaged Property (or REO Property, as applicable); (iv) matters which would be shown by an accurate survey or inspection of the Mortgaged Property (or REO Property, as applicable); (iv) laws, ordinances, and governmental regulations (including but not limited to building, zoning, land use and any subdivision ordinances and regulations) affecting the Mortgaged Property (or REO Property, as applicable); (v) any matters arising by, through or under Purchaser; and (vi) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property (or REO Property, as applicable).

Purchase Price: The amount determined pursuant to Section 2.1(c).

Purchase Price Allocation: The allocation of Purchase Price among the Assets as shown on Schedule II attached hereto.

Purchaser: The meaning as defined in the preamble.

Related Asset: With respect to any Loan, (i) any other Loan that is cross-collateralized with such Loan or (ii) any other Loan where any breach of or default under such other Loan is a breach of or default under such Loan, or vice versa.

REO Property: The real property listed on the Data Tape and any real estate property that may become owned by Seller prior to the Closing Date as a result of a foreclosure of a Loan or acceptance of a deed in lieu of foreclosure with respect to a Loan and as identified on a schedule delivered to Purchaser by Seller not less than ten (10) days prior to the Closing.

Repurchase Price: With respect to each Asset, an amount equal to (i) the purchase price for such Asset as shown on the Purchase Price Allocation, less (ii) any principal payments, liquidation proceeds or other amounts received by Purchaser which were applied to the principal balance of the Loan or which, pursuant to the applicable Loan Documents, were to be applied to the principal balance of the Loan, plus (iii) Purchaser’s reasonable and customary out-of-pocket expenses incurred by Purchaser in transferring and servicing such Asset, including, without limitation, expenses incurred for maintenance and repairs, assessments, taxes and similar items, to the extent not paid out of an escrow account transferred by Seller to Purchaser or subsequently received by Purchaser, and attorney’s fees and expenses incurred by Purchaser in connection with any enforcement procedures or otherwise with respect to such Asset or the transfer of such Asset to Seller or Purchaser.

Seller: The meaning as defined in the preamble.

Serviced Loans: Those Loans that will be serviced by Seller during the Interim Servicing Period, which shall consist of (i) those Loans for which an Obligor is entitled to receive a notice of assignment, sale or transfer of servicing rights at least fifteen (15) days prior to the date of the loan servicing transfer, and (ii) any Loans that are secured by one- to four-family residential real estate.

Servicing Advances: All customary, reasonable and necessary “out of pocket” costs and expenses incurred in the performance by Seller of its servicing obligations, including but not limited to, the cost (including reasonable attorneys’ fees and disbursements), related to (i) the preservation, restoration and protection of any Mortgaged Property or REO Property, (ii) any enforcement or judicial proceedings, including, but not limited to, foreclosures, (iii) the payment of taxes, assessments and any insurance premiums relating to the Mortgaged Property or REO Property, and (iv) the management and liquidation of any Mortgaged Property if a Mortgaged Property is acquired in satisfaction of the Mortgage (including default management and similar services, appraisal services and real estate broker services).

Servicing Rights: Any and all of the following, except as expressly provided in this Agreement: (a) any and all rights to service the Assets; (b) any payments to or monies received for servicing the Assets; (c) any late fees, penalties or similar payments with respect to the Assets; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights; (e) Escrow Balances, Escrow Payments or other similar payments with respect to the Assets and any amounts actually collected with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Assets or pertaining to the past, present or prospective servicing of the Assets.

Servicing Transfer Date: The date on which Seller shall discontinue servicing the Assets. The Servicing Transfer Date (i) with respect to Serviced Loans, shall be the date that is 15 days after the date notice to Obligors is given pursuant to Section 6.2(b)(i), or such other date as mutually agreed upon by Purchaser and Seller, (ii) with respect to all other Loans, shall be the Closing Date, and (iii) with respect to the REO Properties, shall be the Closing Date.

Special Representations: The meaning as defined in Section 3.5(a).

Third Party Claim: The meaning as defined in Section 3.5(g)(i).

VDR: The virtual data site maintained by Seller to permit Purchaser to review the Loan Documents and Loan Files, as the same may be updated from time to time.

ARTICLE II

SALE AND CONVEYANCE OF ASSETS;

POSSESSION OF FILES; PAYMENT OF PURCHASE

PRICE; DELIVERY OF LOAN DOCUMENTS

Section 2.1.	Sale and Conveyance of Assets; Possession of Files

(a) On the Closing Date, Seller shall sell, transfer, assign, set over, and convey to Purchaser, without recourse, but subject to the representations, warranties, terms, covenants and other provisions of this Agreement, and Purchaser shall purchase for the Purchase Price, all the right, title, and interest of Seller in and to the Assets (including, as to each Asset, on the Servicing Transfer Date, all Servicing Rights appurtenant thereto) described in the Asset Schedule, and also including, but not limited to, any additional collateral or security interest pledged by any borrower or guarantors held by Seller in connection with the Assets, for the consideration set forth herein. As of the date hereof, Seller shall not, unless (i) a loan is paid-off in full, (ii) compulsory releases are required pursuant to the terms of the Loan Documents, or (iii) by order of a court of competent jurisdiction, remove Assets, modify, change or otherwise alter the Asset Schedule such that it deviates from Schedule I attached.

(b) Pursuant to Section 2.2, Seller shall deliver to the Custodian the documents specified in Exhibit C which shall comprise the Loan File with respect to each related Asset. Such documents shall, prior to payment for the related Asset pursuant to Section 2.1(c) below, be held by the Custodian as bailee for Seller pursuant to a fully executed escrow letter to be executed by and among Purchaser, Seller and the Custodian (the “Bailment Agreement”). Upon closing pursuant to the terms of this Agreement, including, without limitation, payment of the Purchase Price pursuant to Section 2.1(c) below, such documents shall be held by the Custodian as bailee for Purchaser pursuant to the terms of the Bailment Agreement and the legal and beneficial ownership of each of the documents comprising the Loan File with respect to such Asset is and shall be vested in Purchaser, and the ownership of all records and documents with respect to such Asset prepared by or which come into the possession of Seller or any agent or designee thereof (other than privileged material or internal documents of Seller not expressly provided as part of the Loan File pursuant to this Agreement) shall immediately vest in Purchaser and Seller shall no longer have any right, title or interest in the Assets or the related Loan Files. Purchaser shall, as soon as practical after Closing, take possession and delivery of the Loan Files and remove them from Custodian’s possession at which time the Bailment Agreement shall terminate.

(c) The purchase price (the “Purchase Price”) to be paid by or on behalf of Purchaser to Seller for the Assets shall be an amount equal to subject to adjustment as provided herein, the amount shown on Schedule II attached hereto. Seller, simultaneously with the payment of the Purchase Price, on the Closing Date, shall execute and deliver to Purchaser an Assignment and Conveyance with respect to the Assets in the form attached hereto as Exhibit B. Purchaser shall wire such funds pursuant to the terms of the Escrow Agreement referred to in accordance with Section 5.3 of this Agreement. The Purchase Price shall be adjusted in accordance with the following:

(i) Seller is entitled to (A) all regularly scheduled payments of principal on the Loans (i.e., excluding, with respect to amounts received prior to the Cut-off Date, any payments resulting from a liquidation of collateral, any voluntary prepayment as well as any prepayment penalty or premium associated therewith) that are collected prior to the Cut-Off Date, (B) all payments of interest that represent interest accruing on the Loans and all late charges and other fees that are collected prior to the Cut-Off Date, and (C) unpaid interest which accrued prior to the Cut-Off Date with respect to Current Loans.

(ii) If Seller, between the Cut-Off Date and the Closing Date, shall make (A) a scheduled advance of loan proceeds which is required under the express provisions of a Current Loan which advance when combined with the outstanding balance on the Cut-Off Date, must not exceed the face principal amount of such Current Loan, (B) any Servicing Advances (to the extent permitted by Section 6.2(b)(vi)) with respect to any of the Assets (it being understood that Seller is responsible for all Servicing Advances made and/or incurred prior to the Cut-off Date), or (C) if Purchaser consents in writing to any other discretionary advance made with respect to any Loan, which consent shall not be unreasonably withheld, conditioned or delayed, then Purchaser shall reimburse Seller for such advances made on a dollar-for-dollar basis pursuant to an adjustment of the Purchase Price.

(iii) Purchaser is entitled to (A) all regularly scheduled payments of principal on the Loans (i.e., including, with respect to amounts received after the Cut-off Date, any payments resulting from a liquidation of collateral, any voluntary prepayment as well as any prepayment penalty or premium associated therewith) that are collected after the Cut-Off Date, (B) all payments of interest that represent interest accruing on the Loans and all late charges and other fees that are collected after the Cut-Off Date, and (C) unpaid interest which accrued after the Cut-Off Date.

One (1) Business Day prior to the Closing Date, Seller shall deliver or cause to be delivered to Purchaser a detailed list of all adjustments to the Purchase Price to date by Asset, and within three (3) Business Days following the Closing Date, Seller shall deliver or cause to be delivered to Purchaser a detailed list of all additional adjustments to the Purchase Price through the Closing Date by Asset.

(d) As of the Closing Date, Purchaser shall be entitled to, and Seller shall hold in trust for Purchaser, all loan pay-off proceeds, condemnation proceeds, insurance proceeds, proceeds from sales to third parties at foreclosure sales, net proceeds from sale of REO Properties and any other funds or recoveries on the Assets received after the Cut-off Date, which at Purchaser’s option shall be either (i) applied to the Purchase Price on the Closing Date or (ii) paid to Purchaser on the Servicing Transfer Date. Notwithstanding the foregoing, in the event that the Loan Documents require the condemnation proceeds or insurance proceeds to be treated in a different manner than provided in this subsection, including without limitation, delivered in whole or in part to the Obligor for reconstruction or other purposes, such amounts shall be treated as required by the Loan Documents. Notwithstanding any other provision of this Agreement, including, without limitation, Purchaser’s disclaimer in Section 3.6(a)(iv), any amounts received by Seller after the Cut-off Date for any deficiency in loans, including but not limited to any amounts received with respect to Judgments or any other amounts received by or recovered by Seller with respect to the Assets after the Cut-Off Date shall be delivered by Seller to Purchaser.

(e) On the Servicing Transfer Date, Seller shall remit to Purchaser to the accounts designated in writing by Purchaser with respect to the related Loans the positive Escrow Balances maintained for the Obligors and any suspense funds and all other similar amounts held by Seller; provided, that negative Escrow Balances in any account shall not be offset against positive Escrow Balances in any other accounts. Any payments required to be made by Seller pursuant to this Section 2.1(e) shall be made by wire transfer of immediately available funds.

Section 2.2.	Delivery of Loan Files

Seller shall, at least five (5) Business Days prior to the Closing Date, deliver or cause to be delivered to the Custodian the Loan Files with respect to the Assets as set forth on Exhibit C hereto to be held by the Custodian pending closing pursuant to the Bailment Agreement. Purchaser shall review the Loan files and compare their contents with respect to the list provided in Exhibit C and thereafter prepare an exception report detailing any missing or incomplete documents. Seller shall use good faith efforts to provide any and all documents included on Exhibit C applicable to the Asset but not included in the Loan Files for any Asset before closing this transaction. In the event that any Loan Documents are in the possession of a foreclosure attorney or the court pursuant to legal proceedings, a letter from such foreclosure attorney acknowledging possession (or delivery to the court) and copies of such Loan Documents along with an inventory of such Loan Documents shall be acceptable in lieu of the delivery of the Loan Files as required pursuant to the prior sentence. Following the Closing Date, Seller shall forward to Purchaser any additional Loan Documents that come into Seller’s possession.

Section 2.3.	Conveyance of REO Properties

The provisions of this Section 2.3 apply to the conveyance of any REO Property as part of the Assets (including any Mortgaged Property that becomes REO Property prior to the Closing Date).

(a) Title and Deed. On the Closing Date, each REO Property shall be conveyed by a deed containing only those certain representations and/or warranties that are contained in a deed of special warranty in the State of Florida, or the equivalent thereof in the applicable state where such REO Property is located (each, a “Deed” and, collectively, the “Deeds”), the form of attached hereto as Exhibit K, which Deed shall convey the REO Property to Purchaser, subject only to Permitted Exceptions.

(b) Fixtures and Personalty. Included in the sale of each REO Property are all of Seller’s right, title and interest in the fixtures used in connection therewith, including, if any, all carpeting, floor coverings, drapery rods, venetian blinds, window shades, window coverings, screens, screen doors, storm windows and doors, awnings, shutters, furnaces, heaters, heating equipment, stoves, ranges, refrigerators, dishwashers, microwave ovens, washers, dryers, other appliances, oil and gas burners and fixtures appurtenant thereto, hot water heaters, plumbing and bathroom fixtures, electric and other lighting fixtures, mantels, fences, gates, trees, shrubs, plants, air conditioning equipment, ventilators, furniture, equipment and supplies relating to such REO Property, together with any other intangible property owned by Seller in connection therewith, including, without limitation, all engineering and design plans and specifications, marketing reports, licenses, franchises, permits, zoning rights, density rights, impact fee credits, entitlements, approvals, development orders, bonds posted in connection with the completion of improvements and/or infrastructure and other similar rights. The property described in this Section 2.3(b) shall be conveyed by Quitclaim Bill of Sale in the form attached hereto as Exhibit L.

(c) Title Insurance; Transfer Expenses. Purchaser shall pay all title insurance costs (including the premiums for an owner’s policy if Purchaser chooses to obtain such insurance), recording fees in connection with the sale of each REO Property (other than transfer taxes and other costs and expenses as set forth in the following sentence), the cost of a survey or other plan required or desired by Purchaser, and Purchaser’s attorneys’ fees. Purchaser shall pay any deed tax, mansion tax, transfer tax, deed recording tax or any other comparable tax in connection with the transfer of any REO Property to Purchaser, and Purchaser agrees to indemnify and hold the other harmless from and against any and all claims, liability, costs and expenses arising out of or in connection with its failure to pay such amounts on a timely basis.

(d) Possession. As of the Closing Date, Purchaser shall have full possession of each REO Property, subject to all tenants, occupants and Permitted Exceptions.

Section 2.4.	Collateral Assignments

As soon as possible and in any event within five (5) Business Days following the Closing Date, Seller shall deliver to Purchaser (i) with respect to any Loan, an original allonge in the form attached hereto as Exhibit I duly executed by Seller (or in the event that Seller does not have the original note for any of the Assets for any reason whatsoever (except in the circumstances in which an attorney’s letter shall suffice pursuant to Section 2.2 of this Agreement, a lost note affidavit in the form attached hereto as Exhibit J), (ii) with respect to any Loan that is secured by real property, a copy of the original individual Assignment of Mortgage for such Loan in form and substance acceptable for recording but not recorded and (iii) with respect to any Loan that is secured by other collateral, a UCC financing statement evidencing the assignment from Seller to Purchaser or such other document as may be reasonably necessary to transfer Seller’s right, title and interest in and to such collateral to Purchaser, together with all possessory collateral held by or on behalf of Seller for such Loan. In the event that the Loan was acquired by Seller in a merger, the assignment must be by “, successor by merger to [name of predecessor].” Seller shall promptly record the original Assignment of Mortgage in the public records of the county in which the real property is located and promptly upon receipt of the recorded original from the recorder’s office, deliver the original to Purchaser to the address designated by Purchaser.

Section 2.5.	Post Closing Correction Statement

Not later than ninety (90) days after the Closing Date, Purchaser shall deliver to Seller a statement setting forth any proposed corrections to the amount of the Purchase Price, together with appropriate documentation relating to such corrections (the “Correction Statement”). If Purchaser does not receive a written objection from Seller to the proposed Correction Statement within thirty (30) days after Seller’s receipt of the proposed Correction Statement, the proposed Correction Statement shall become the final Correction Statement for all purposes under this Agreement. If Seller objects to the proposed Correction Statement within such thirty (30) day period, then Seller and Purchaser shall use their reasonable, diligent and good faith efforts to attempt to resolve Seller’s objections to the proposed Correction Statement during the thirty (30) day period following the receipt by Purchaser of Seller’s objection (the “Mediation Period”). If the parties are unable to agree on a final Correction Statement during the Mediation Period, then as soon as practicable after the expiration of the Mediation Period, but in any event within ten (10) Business Days thereof, the determination of the final Correction Statement shall be submitted for determination by a firm of independent certified public accountants of nationally recognized standing and acceptable to Seller and Purchaser. Not later than the tenth Business Day following the determination of the final Correction Statement, Purchaser shall pay to Seller, in cash, the amount by which the Purchase Price, as set forth in the final Correction Statement, exceeds the Purchase Price paid at Closing, or, in the alternative, Seller shall pay to Purchaser, in cash, the amount by which the Purchase Price paid at Closing exceeds the Purchase Price as set forth in the final Correction Statement. Neither party shall be obligated to make any corrections unless a Correction Statement is delivered with regard to such correction within the time period required by this Section 2.5.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1.	Representations and Warranties of Seller

Seller hereby represents and warrants to Purchaser, as of the date hereof and the Closing Date that:

(a) Due Organization and Authority. Seller is a state chartered bank, validly existing, and in good standing under the laws of the State of Florida with its main office located in the State of Florida. Seller has the requisite power and authority and legal right to own the Assets, to transfer and convey the Assets to Purchaser, and to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of this Agreement. This Agreement has been duly and validly authorized, executed and delivered by Seller, all requisite action by Seller has been taken in connection therewith, and (assuming the due authorization, execution and delivery hereof by Purchaser) this Agreement and all agreements executed in connection therewith constitute the valid, legal and binding agreement of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, liquidation, conservatorship, insolvency, reorganization, receivership or moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(b) No Conflicts. Neither the transfer of the Assets to Purchaser, nor the execution, delivery or performance of this Agreement by Seller, conflicts or will conflict with, results or will result in a material breach of, or constitutes or will constitute a default under any term or provision of the statute under which Seller is organized, any term or provision of Seller’s organizational documents, any material agreement, contract, instrument or indenture to which Seller is a party or which may be applicable to Seller or any of its assets, or any law, rule, regulation, order, supervisory agreement, judgment, writ, injunction or decree of any court or governmental authority having jurisdiction over Seller or its assets, in each case, which materially and adversely affect the ability of Seller to carry out the transactions contemplated by this Agreement.

(c) Ability to Perform. Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. Seller is solvent and will not be rendered insolvent by the consummation of the transactions contemplated hereby. The sale of the Assets is not undertaken to hinder, delay or defraud any of Seller’s creditors.

(d) No Litigation Pending. There is no action, suit, proceeding or investigation pending or to the best of Seller’s Knowledge threatened against Seller which, either in any one instance or in the aggregate (i) would prohibit Seller from entering into this Agreement or seek to prevent the sale of the Assets or the consummation of the transactions contemplated by this Agreement or (ii) would otherwise draw into question the validity of this Agreement or of any action taken or to be taken in connection with the obligations of Seller contemplated herein, or (iii) would be likely to prohibit or impair materially and adversely affect the performance by Seller of its obligations under, or the validity or enforceability of, this Agreement.

(e) No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Seller of or compliance by Seller with this Agreement or the sale of the Assets as evidenced by the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the Closing Date.

(f) No Brokers’ Fees. Other than Sandler O’Neill Mortgage Finance L.P., Seller has not dealt with any broker (including but not limited to real estate brokers or agents listing any Asset for sale), investment banker, agent or other person that may be entitled to any commission or compensation in connection with the Assets.

Section 3.2.	Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller, as of the date hereof and the Closing Date that:

(a) Due Organization and Authority. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has the requisite power and authority and legal right to own the Assets, to acquire the Assets from Seller, and to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of this Agreement. This Agreement has been duly and validly authorized, executed and delivered by Purchaser, all requisite action by Purchaser has been taken in connection therewith, and (assuming the due authorization, execution and delivery hereof by Seller) this Agreement and all agreements executed in connection therewith constitute the valid, legal and binding agreement of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, liquidation, conservatorship, insolvency, reorganization, receivership or moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(b) No Conflicts. Neither the acquisition of the Assets from Seller, nor the execution, delivery or performance of this Agreement by Purchaser, conflicts or will conflict with, results or will result in a material breach of, or constitutes or will constitute a default under any term or provision of the statute under which Purchaser is organized, any term or provision of Purchaser’s organizational documents, any material agreement, contract, instrument or indenture to which Purchaser is a party or which may be applicable to Purchaser or any of its assets, or any law, rule, regulation, order, supervisory agreement, judgment, writ, injunction or decree of any court or governmental authority having jurisdiction over Purchaser or its assets, in each case, which materially and adversely affect the ability of Purchaser to carry out the transactions contemplated by this Agreement.

(c) Ability to Perform. Purchaser does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. Purchaser is solvent and will not be rendered insolvent by the consummation of the transactions contemplated hereby.

(d) No Litigation Pending. There is no action, suit, proceeding or investigation pending or to the best of Purchaser’s knowledge threatened against Purchaser which, either in any one instance or in the aggregate (i) would prohibit Purchaser from entering into this Agreement or seek to prevent the sale of the Assets or the consummation of the transactions contemplated by this Agreement or (ii) would otherwise draw into question the validity of this Agreement or of any action taken or to be taken in connection with the obligations of Purchaser contemplated herein, or (iii) would be likely to prohibit or impair materially and adversely affect the performance by Purchaser of its obligations under, or the validity or enforceability of, this Agreement.

(e) No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by

Purchaser of or compliance by Purchaser with this Agreement or the purchase of the Assets as evidenced by the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the Closing Date.

(f) No Brokers’ Fees. Other than Sandler O’Neill Mortgage Finance L.P., Purchaser has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Assets.

Section 3.3.	Representations and Warranties affecting Individual Assets

Seller hereby makes, as of both the date hereof and the Closing Date each of the representations and warranties set forth in Exhibit D-1 and Exhibit D-2, as applicable to the particular Assets. As a condition precedent to this Agreement and to Seller’s representations and warranties, Seller agrees to provide updated versions of Exhibit E including any additional exceptions that arise prior to the Closing Date.

Section 3.4.	Repurchases

It is understood and agreed that, subject to the provisions of Section 3.5, the representations and warranties set forth in Article III shall survive the sale and delivery of the Assets to Purchaser and shall inure to the benefit of Purchaser notwithstanding any restrictive or qualified endorsement on any Note or Assignment of Mortgage or, subject to Section 3.6 (e), any examination or failure to examine any Loan File. Pursuant to Section 3.5, Purchaser may require that Seller repurchase an Asset from Purchaser as a result of the breach of, or inaccuracy in, certain of the representations and warranties of Seller for an amount equal to the Repurchase Price for that Asset. Upon completion of such repurchase by Seller, the Purchaser and Seller shall arrange for the reassignment of the repurchased Asset to Seller and the delivery to Seller of any documents held by or for the benefit of Purchaser relating to the repurchased Asset in form and content reasonably acceptable to Purchaser and Seller. In the case of any lien for which an assignment from Seller to Purchaser has been recorded prior to repurchase, Seller shall cause to be prepared an assignment of such lien from Purchaser to Seller, and Purchaser shall within thirty (30) calendar days of Seller’s delivery thereof, execute and deliver same to Seller.

Section 3.5.	Indemnification

(a) Survival. Except as otherwise set forth in this Section 3.5, the representations and warranties of the parties contained in this Agreement and in any certificate or other document delivered pursuant hereto or in connection herewith shall survive until the date that is one hundred eighty (180) days following the applicable Closing Date with respect to any Asset; provided, however, that the representations and warranties of the parties contained in Sections 3.1 and 3.2, and items (h) and (cc) of Exhibit D-1 and items (i) and (cc) of Exhibit D-2 (collectively, the “Special Representations”) shall survive indefinitely. The covenants and agreements of the parties contained in this Agreement and in any certificate or other document delivered pursuant hereto or in connection herewith shall survive until the date explicitly specified therein or, if not so specified, indefinitely or until the latest date permitted by applicable law. Notwithstanding the foregoing, any breach of any representation, warranty, covenant or agreement in respect of which indemnification may be sought under this Section 3.5 shall survive the time at which it otherwise would terminate if a notice specifying the inaccuracy or breach thereof giving rise to such right of indemnification and the supporting evidence for the alleged breach shall have been given in writing to the party against whom such indemnification may be sought prior to the expiration of the applicable survival period.

(b) Indemnification by Seller. Subject to the terms and conditions of this Section 3.5, Seller shall indemnify, defend and hold harmless Purchaser and its respective officers, directors, employees and agents from and against all Damages incurred or suffered by such person (whether or not involving a Third Party Claim or a claim solely among the parties) resulting from, in connection with or arising out of:

(i) any breach of, or inaccuracy in, any representation or warranty of Seller contained in this Agreement;

(ii) any breach of, or failure to perform, any covenant or agreement of Seller contained in this Agreement;

(iii) intentionally omitted; or

(iv) any claim that arises out of or relates to any action, inaction, error, or omission by Seller, or event or condition related to the Assets caused by Seller that occurred or is alleged to have occurred prior to the Servicing Transfer Date.

Purchaser shall be solely entitled to make any claim under this Section 3.5(b) on behalf of itself, any its respective officers, directors, employees and agents.

(c) Indemnification by Purchaser. Subject to the terms and conditions of this Section 3.5, Purchaser shall indemnify, defend and hold harmless Seller and its affiliates and each of their officers, directors, employees and agents from and against all Damages incurred or suffered by such person (whether or not involving a Third Party Claim or a claim solely among the parties) resulting from, in connection with or arising out of:

(i) any breach of, or inaccuracy in, any representation or warranty of Purchaser contained in this Agreement;

(ii) any breach of, or failure to perform, any covenant or agreement of Purchaser contained in this Agreement; or

(iii) any claim that arises out of or relates to any action, inaction, error, omission, event or condition related to the Assets that occurred or is alleged to have occurred after the Servicing Transfer Date.

Seller shall be solely entitled to make any claim under this Section 3.5(c) on behalf of itself and/or its officers, directors, employees and agents.

(d) Limits on Indemnification.

(i) Deductibles for Breaches of Representations and Warranties. Subject to Section 3.5(d)(ii) and Section 3.5(e), Seller shall not be required to indemnify any indemnified party pursuant to clause (i) of Section 3.5(b) with respect to breaches or inaccuracies of the representations and warranties of Seller, and Purchaser shall not be required to indemnify any indemnified party pursuant to clause (i) of Section 3.5(c) with respect to breaches or inaccuracies of the representations and warranties of Purchaser, unless and until the aggregate amount of Damages incurred or suffered by the indemnified party for such matters exceeds One Hundred Thousand and 00/100 Dollars ($100,000.00), and then only to the extent of Damages in excess of such amount.

(ii) Caps for Breaches of Representations and Warranties. Subject to the limitations contained in this subsection (d), the maximum aggregate liability of Seller for Damages arising out of a breach of the covenants, representations and warranties contained in Sections 3.1 and item (cc) of Exhibit D-1 and Exhibit D-2, and the maximum aggregate liability of Purchaser for Damages arising out of a breach of the representations and warranties contained in Section 3.2, shall be unlimited. For any claims for Damages arising out of a breach of the representations and warranties of Seller pursuant to any of the representations or warranties of Seller contained on Exhibit D-1 (other than (h)) or Exhibit D-2 other than item (i), Seller’s maximum aggregate liability shall be equal to One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) for any claims for Damages made during a period of six (6) months following the applicable Closing Date after which time Seller’s liability shall terminate, subject to the provisions of Section 3.5(a) above. The limits on indemnification set forth above shall not apply to any indemnification claim resulting from, in connection with or arising out of any fraud or intentional misrepresentation by any party in connection with this Agreement.

(e) Remedy Limited to Repurchase. With respect to any breach of, or inaccuracy in, any representations or warranties in item (h) of Exhibit D-1 or item (i) of Exhibit D-2 of this Agreement with respect to any Asset(s), Purchaser may give written notice to Seller of such breach, and Seller shall have the right to cure such breach to the reasonable satisfaction of Purchaser during a period of seventy-five (75) days after receipt of such notice. In the event Seller fails to cure such breach to the reasonable satisfaction of Purchaser within such seventy-five (75) day period, Seller shall repurchase such Asset(s) (and, at the option of Purchaser to be exercised within fifteen (15) days after the expiration of such seventy five (75) day period, any Related Asset(s)) at the Repurchase Price (such repurchase to be as-is and without any recourse or representation of any kind by Purchaser except that Purchaser has not sold, assigned, pledged or otherwise encumbered the Asset, and Seller shall be responsible for and pay when due and payable, all transfer, filing and recording fees and taxes, costs and expenses and any state or county documentary taxes, if any, arising out of or in connection with each such repurchase). In the event that Purchaser does not exercise its option to require Seller to repurchase any Related Assets, Seller may, by written notice to Purchaser on or before the date which is five (5) days after the expiration of such fifteen (15) day period, elect to repurchase the Related Assets at the Repurchase Price (such repurchase to be as-is and without any recourse or representation of any kind by Purchaser except that Purchaser has not sold, assigned, pledged or otherwise encumbered the Asset, and Seller shall be responsible for and pay when due and payable, all transfer, filing and recording fees and taxes, costs and expenses and any state or county documentary taxes, if any, arising out of or in connection with each such repurchase). In the event that any other Loan or group of Loans that is not a Related Asset has one or more common Obligors or has an Obligor that is controlled by, controls or is under common control with any Obligor under any Loan repurchased by Seller pursuant to this Section 3.5(e), unless and until such other Loan(s) has/have been indefeasibly paid in full or otherwise satisfied in Purchaser’s discretion, Seller hereby agrees as follows:

(i)	Seller shall be entitled to net proceeds received from the liquidation of collateral directly securing (i.e. excluding cross-collateralization provisions of the repurchased loan documents that extend the collateral to other collateral securing Loans) the repurchased Loan as of the Closing Date;

(ii)	Seller’s rights to collect amounts in excess of the amounts set forth in clause (i) from such Obligor shall be fully subordinate to any indebtedness owed to or claims made by Purchaser and no property or assets of such Obligor (other than collateral securing the repurchased Loan as of the Closing Date) shall be applied against the repurchased Loan;

(iii)	Seller will not commence any involuntary proceeding against such Obligor, or join with any creditor (unless the Purchaser shall so join) in bringing any involuntary proceeding against such Obligor under any bankruptcy, reorganization, readjustment of debt, arrangement of debt, receivership, liquidation or insolvency law or statute of the federal or any state government (other than as required, in a bankruptcy or similar proceeding that Seller did not commence, to realize on the liquidation of collateral pursuant to (i) above);

(iv)	Seller will not obtain or otherwise acquire or accept any lien on any property or assets of such Obligor;

(v)	other than direct collateral (i.e. excluding cross-collateralization provisions of the repurchased loan documents that extend the collateral to other collateral securing Loans) securing the repurchased Loan as of the Closing Date Seller will not commence any action or proceeding with respect to any property or assets of such Obligor, will not take possession of, sell, or dispose of any property or assets of such Obligor, and will not exercise or enforce any right or remedy available to Seller with respect to any property or assets of such Obligor;

(vi)	if Seller receives any payment in respect of such repurchased Loan that Seller is not entitled to receive under the provisions of this Section 3.5(e), Seller will hold the amount so received in trust for Purchaser and will forthwith turn over such payment to Purchaser in the form received (except for the endorsement of Seller where necessary) for application to such other Loan(s), in such manner of application as Purchaser may deem appropriate;

(vii)	if Seller exercises any right of setoff (other than against collateral securing the repurchased Loan as of the Closing Date) or takes any other action which Seller is not permitted to exercise or take under the provisions of this Agreement in respect of such repurchased Loan, Seller will promptly pay over to Purchaser, in immediately available funds, an amount equal to the amount of the claims or obligations so offset or an amount equal to any amount recovered from any such action, as applicable; and

(viii)	if Seller fails to make any endorsement required under this Agreement, Purchaser is hereby irrevocably appointed as the attorney-in-fact (which appointment is coupled with an interest) for Seller to make such endorsement in Seller’s name. The turnover of any prohibited payments by Seller to Purchaser pursuant to this Section 3.5(e) shall not limit or restrict any other claims, actions, rights or remedies which Purchaser may have against Seller as a result of Seller’s exercising any right or taking any action which is not permitted under the terms of this Section 3.5(e).

The repurchase of the Asset and any Related Asset(s) shall be the sole remedy for the breach of, or inaccuracy in, any representations or warranties specified in the first sentence of this Section 3.5(e) of this Agreement.

(f)	Missing Documentation. Intentionally omitted.

(g)	Third Party Claim Procedure.

(i) Notice. If any indemnified party receives notice of the assertion of any claim or the commencement of any action by a third party in respect of which indemnification shall be sought hereunder (a “Third Party Claim”), the indemnified party shall give the indemnifying party prompt notice (a “Claim Notice”) describing in reasonable detail the Third Party Claim and, if ascertainable, the amount in dispute under the Third Party Claim; provided, however, that the failure of the indemnified party to give a Claim Notice shall not relieve the indemnifying party of its obligations to provide indemnification hereunder except to the extent (and only to the extent) that the indemnifying party shall have been materially and adversely prejudiced by such failure.

(ii) Defense. In the event of a Third Party Claim, the indemnifying party shall either (A) acknowledge and agree in writing that the Third Party Claim is a Claim for which indemnified party has responsibility if such Claim is adversely determined pursuant to this Agreement, or (B) not make the election under (A) or make the election under (A) under a reservation of rights without admitting that the Third Party Claim is a Claim for which indemnified party has responsibility if such Claim is adversely determined pursuant to this Agreement. In the event that the indemnifying party elects (A) above, it shall control the defense, compromise or settlement of such Third Party Claim, with counsel of its choice reasonably acceptable to the indemnified party and at the indemnifying party’s sole cost and expense, if the indemnifying party, if requested by the indemnified party, has provided evidence reasonably satisfactory to the indemnified party of the indemnifying party’s financial ability to pay any Damages resulting from the Third Party Claim; provided, however, that the indemnified party may participate therein through separate counsel chosen by it and at its sole cost and expense. If the indemnifying party does not elect pursuant to (A) above, then (xx) the Third Party Claim shall not be deemed to be a claim indemnified by the indemnifying party, and neither party shall have waived any rights to assert that the Third Party Claim is or is not properly a claim subject to the indemnifying party’s indemnity obligations, (yy) both the indemnifying party and the indemnified party may, at their individual elections, participate in the defense of such Third Party Claim, but the indemnifying party will remain responsible for the costs of defense, including reasonable attorneys’ fees of the indemnified party should the Third Party Claim ultimately be determined to be subject to the indemnifying party’s indemnity obligation; and (zz) the indemnified party shall have the right to compromise and settle the Third Party Claim on any basis believed reasonable, in good faith, by the indemnified party, and the indemnifying party will be bound thereby should the Third Party Claim ultimately be determined to be subject to indemnifying party’s indemnity obligation.

(iii) Cooperation. From and after delivery of a Claim Notice of a Third Party Claim, the indemnifying party and the indemnified party shall, and shall cause their respective affiliates and representatives to, cooperate in connection with the defense or prosecution of such Third Party Claim, including furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the indemnifying party or the indemnified party in connection therewith. In addition, the party controlling the defense of any Third Party Claim shall keep the non-controlling party advised of the status thereof and shall consider in good faith any recommendations made by the non-controlling party with respect thereto.

(iv) Settlement Limitations. Except as set forth below or as expressly permitted in this subsection (g), no Third Party Claim may be settled or compromised (i) by the indemnified party without the prior written consent of the indemnifying party or (ii) by the indemnifying party without the prior written consent of the indemnified party, in each case which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the indemnifying party shall have the right to consent to the entry of a judgment or enter into a settlement with respect to any Third Party Claim without the prior written consent of the indemnified party if the judgment or settlement (i) involves only the payment of money damages (all of which will be paid in full by the indemnifying party concurrently with the effectiveness thereof) and (ii) includes, as a condition to any settlement or other resolution, a complete and irrevocable release of the indemnified party from all liability in respect of such Third Party Claim.

(h) Exclusive Remedy. Except for remedies for injunctive or equitable relief, claims for fraud or intentional misrepresentation or as otherwise expressly provided in this Agreement, if a Closing Date occurs, the indemnification rights set forth in this Section 3.5 shall be the sole and exclusive remedy for any claim arising out of this Agreement.

Section 3.6.	Seller’s General Disclaimers and Purchaser’s Acknowledgments

(a)	Except as otherwise set forth in this Agreement, Seller has not made, nor will it make in any Closing Document, and Purchaser acknowledges that it hereby affirmatively waives and shall be forever barred from asserting any Claim against Seller or any affiliate of Seller with respect to, any representation, warranty, promise, covenant, agreement or statement of any nature concerning:

(i)	except as set forth in item (g) of Exhibit D-1 and item (h) of Exhibit D-2, the quality, collectability or enforceability of any Asset or any Loan Document.

(ii)	the validity or priority of any security interest in real or personal property collateral securing a Loan, the validity of any Judgment or levies, attachments or executions made in connection therewith, or the existence of any Claim, lien (including but not limited to charging or retaining liens) or encumbrance which may arise or exist upon or with respect to any Asset on account of any collections agreement or contingent fee agreement which may exist between Seller and any Person with respect to any Loan; provided that, any such collections agreement or contingent fee agreement shall have been disclosed in writing by the Seller to the Purchaser prior to Closing.

(iii)	the merits of any litigation involving an Asset or Obligor, nor any defense to, or offset against, the payment of or recovery upon any Asset by or from any Obligor for any reason; or the merits of or defense to or offset against any Claim which has been or may in the future be brought or asserted against Seller by any Obligor.

(iv)	The availability of any deficiency or the balance owed on any Loan that had been secured by REO Property other than as set forth in Section 2.1(d) hereof.

(v)	except as expressly set forth in Exhibit D-1 and Exhibit D-2, as applicable, title to or the nature, quality, condition, marketability, habitability, operability, suitability for any particular purpose of, any real property constituting any Asset, Mortgaged Property or other collateral securing a Loan or any part thereof, including, without limitation any matter or thing relating to:

(A)	any latent or patent defects, any hidden or concealed conditions, or any subsoil, groundwater or geological conditions,

(B)	the condition, structural integrity, operability, maintenance or repair of any buildings, equipment, furniture, furnishings or improvements,

(C)	the presence of any hazardous materials,

(D)	the compliance of any real property constituting any Asset, Mortgaged Property or other collateral securing a Loan to, or any violation of, any Legal Requirement, including without limitation applicable zoning ordinances, environmental laws, building and health codes, and

(E)	any occupancy, possession or use of any real property constituting any Asset, Mortgaged Property or other collateral securing a Loan by any Person.

(vi)	the accuracy, validity, completeness or sufficiency of any assessment, report or analysis of the environmental status of any real and/or personal property, or any opinion, finding, conclusion, recommendation, statement, fact or data presented therein or otherwise contained in any Loan File.

(b)	Seller has described to Purchaser that certain of the Assets may be subject to settlement, forbearance or similar agreements as contained in the Loan Files. Pursuant to such agreements, Purchaser may be required to forebear from exercising any remedies under the Loans or from levying and executing on the Judgments.

(c)	Seller has also described to Purchaser that certain of the Judgments, Notes and other Loan Documents being assigned by Seller to Purchaser may have been modified by the bankruptcy or receivership proceedings of an Obligor or other Person as contained in the Loan Files.

(d)	Seller shall not be liable for or be bound in any manner by, and Purchaser acknowledges it hereby waives and shall be forever barred from asserting any Claim against Seller with respect to, any expressed or implied representations, warranties, promises, covenants, agreements, statements or information pertaining to any of the Assets, made or furnished by Seller or by any agent, contractor, attorney, employee, servant or other Person representing or purporting to represent Seller except as expressly set forth in Section 3.1 and Section 3.3 of this Agreement (as limited by Section 3.5 of this Agreement).

(e)	Purchaser acknowledges that notwithstanding anything to the contrary contained herein or in any of the Closing Documents, to the extent any statement made by Seller is contradicted, or any representation or warranty of Seller is breached, by or as a result of a fact or circumstance which would reasonably be disclosed by (i) an inspection of any Loan File at the time the Loan Files were available for Purchaser’s inspection or, (ii) an inspection of a bidder update sent by Seller or its agents prior to the date of this Agreement, (a) Seller shall not be liable for such a statement or breach, (b) Purchaser shall not be entitled to exercise any right or remedy or to make any Claim with respect to such statement or breach, and (c) such statement, representation or warranty shall be conclusively deemed not to have been made by Seller.

(f)	Seller further advises Purchaser that any guaranty by the Small Business Administration or the Farm Service Agency either has already been terminated or is not transferable to Purchaser and that any such guaranty will be null and void upon Closing.

(g)	Without limitation to any other provision of this Agreement or any Closing Document, Purchaser agrees that (A) Purchaser has inspected, tested, analyzed and evaluated all the Assets and associated Loan Files, has conferred with and obtained advice concerning the Assets from its counsel and has conducted independent due diligence and other investigations, all to the extent Purchaser deemed necessary, and (B) Purchaser has entered into this Agreement as a result of such activities set forth in subparagraph (A) of this Section 3.6 (g), and not as a result of any representation, warranty, promise, covenant, agreement or statement by Seller or any other Person except only to the extent of Seller’s representations and warranties expressly set forth in Section 3.1 and Section 3.3 of this Agreement.

(h)	As further provided below, subject only to the express terms of this Agreement, Purchaser bears the entire risk of loss with respect to all the Assets after Closing.

(i)	Except as expressly provided herein, at Closing, Purchaser shall accept all the Assets in their then condition, on an “as is,” “where is” basis, with all deficiencies, faults, damage, and latent and patent defects and without any recourse to Seller.

(j)	Purchaser shall not make any Claim in the name of Seller, nor continue to prosecute or defend in the name of Seller any litigation or any legal or equitable action hereafter arising. Purchaser shall not intentionally or unintentionally, through misrepresentation, nondisclosure or otherwise mislead any Person as to, or conceal from any Person, the identity of Purchaser as holder of the Assets. Purchaser shall not use or refer to the name “The Jacksonville Bank,” or any name derived therefrom or confusingly similar therewith to promote Purchaser’s marketing, advertising, sale or transfer of any Asset or the collection, operation or management thereof.

(k)	Following Closing, Purchaser shall comply with all Legal Requirements regarding the handling of all Loan Files and records relating to the Assets, including, without limitation, Legal Requirements pertaining to the length of time such documents and records are to be retained by lenders and/or (as applicable) owners, to the extent Purchaser’s non-compliance with such Legal Requirements could adversely affect Seller.

(l)	Purchaser represents, warrants and covenants that it shall not accept a release of liability from any Obligor or grant a release of liability to any Obligor in connection with or with respect to an Asset unless simultaneously such Purchaser shall use commercially reasonable efforts to obtain a release and discharge Seller from all Claims which such Obligor could have against them with respect to the applicable Asset prior to the date of such release, which such release of liability shall be in substantially the same form as that which Purchaser shall have given to or (as applicable) accepted from such Obligor.

(m)	Effective at Closing, Purchaser hereby assumes and shall undertake, comply with and discharge all Legal Requirements and all obligations under all the applicable Loan Documents with respect to all the Assets, including without limitation Legal Requirements pertaining to unfair credit collection practices.

ARTICLE IV

CONFIDENTIALITY

Section 4.1.	Confidentiality

Seller and Purchaser each hereby agrees to fully comply with all applicable laws, rules and regulations governing the confidentiality of any information acquired from or concerning the Obligors. Neither Seller not Purchaser shall communicate, divulge or disclose (i) the price paid by Purchaser for any individual Asset or group(s) of less-than-all of the Assets, or (ii) any discount, write-down, write-off, reduction or difference from the unpaid principal balance of any individual Asset or group(s) of less than all of the Assets or Seller’s net book value of any individual Asset or group(s) of less than all of the Assets and the Purchase Price for any individual Asset or group(s) of less than all of the Assets, whether directly or through readily-identifiable similar disclosures (i.e. by disclosing both the Purchase Price and the unpaid principal balance or net book value of any individual Asset or group(s) of less than all of the Assets) in a single or related disclosure(s). The foregoing shall not prohibit Seller from disclosing the aggregate Purchase Price in press releases, registration statement, periodic report or other documents filed with the Securities and Exchange Commission or state securities agency. Seller and Purchaser (and each employee, representative or other agent of any of the foregoing) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of transactions covered by this Agreement and all materials of any kind (including opinions or other tax analyses but excluding this Agreement) that are provided to any of the foregoing parties relating to such tax treatment and tax structure. Notwithstanding the foregoing, Seller and Purchaser may disclose information covered by this Section 4.1 (i) to the extent required by law (including statute, rule, regulation or judicial process) or (ii) to other advisors to such party to the extent reasonably required in connection with the transaction contemplated by this Agreement, each of whom shall also be bound by the confidentiality obligations set forth herein.

ARTICLE V

CLOSING CONDITIONS

The closing for the purchase and sale of the Assets identified on the Asset Schedule pursuant to Section 2.1(a) of this Agreement shall take place on the Closing Date. The obligation of Seller to sell and Purchaser to purchase the Assets shall be subject to other conditions set forth in this Article V.

Section 5.1.	Closing Date Documents

On the Closing Date, unless earlier as set forth below, Purchaser and Seller each shall furnish to the other (or to a mutually agreed upon escrow agent) fully executed counterparts of each of the following documents:

(a) two fully executed counterparts of this Agreement;

(b) two fully executed counterparts of each Assignment and Conveyance;

(c) executed settlement statements for Purchaser and Seller, including but not limited to any and all taxes, Servicing Advances, homeowners association fees, and other charges and assessments, in each case, to the extent Seller or Purchaser is obligated to pay them (or reimburse them) pursuant to this Agreement in form and substance reasonably acceptable to Purchaser and Seller;

(d) a true and correct electronic copy of the Data Tape in form and substance reasonably acceptable to Purchaser and Seller; and

(f) exceptions set forth on the Exception Schedule, attached hereto as Exhibit E shall have been updated by Seller prior to the Closing Date.

Section 5.2.	Compliance with Conditions

All other terms and conditions of this Agreement shall have been complied with in all material respects. Seller’s obligation to sell the Assets shall be subject to the condition that the representations and warranties of Purchaser as of the date of this Agreement and as of the Closing Date shall be true and correct in all material respects. Purchaser’s obligation to purchase the Assets shall be subject to the following conditions:

(i) the representations and warranties of Seller as of the date of this Agreement and as of the Closing Date shall be true and correct in all material respects with respect to Seller and such Assets as of such date;

(ii) Purchaser shall have confirmed by title searches of the public record through one or more title companies selected or approved in writing by Purchaser that the lien position reflected on the Data Tape accurately reflects the Seller’s lien position in the Mortgaged Property pursuant to the Assets;

(iii) Purchaser shall have confirmed that Seller has delivered into escrow in accordance with Section 2.2 of this Agreement each document that was required to be delivered in the Loan Files.

Seller and Purchaser shall use good faith efforts to satisfy the foregoing closing conditions. If any condition for the benefit of Purchaser or Seller set forth in this Section 5.2 is not met, Purchaser or Seller, as applicable shall either (a) waive the foregoing conditions and any claim for breach of this Agreement by the applicable party in connection therewith and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price, or (b) terminate this Agreement. Subject to the foregoing conditions, Purchaser shall pay to Seller on the Closing Date the Purchase Price (as adjusted pursuant to the terms of this Agreement) for the Assets by wire transfer of immediately available funds to the account designated by Seller.

Section 5.3.	Equity Investment

The closing of the purchase and sale of the Assets pursuant to this Agreement shall occur on the same day and immediately preceding Jacksonville Bancorp Inc.’s capital stock sale (“Stock Sale”). The Bank, the Company, the Purchaser, and the Investors under the Stock Purchase Agreement have determined that an escrow arrangement is necessary to make sure that all funds are timely received and available to facilitate prompt closing and movement of money under this Agreement and the Stock Purchase Agreement on the Closing Date, which is scheduled for Friday, December 28, 2012. As a result, an escrow agreement, in the form attached hereto as Exhibit M, with SunTrust Bank, as escrow agent (the “Escrow Agent”) will provide that all purchase funds to be paid by (i) the Purchaser in connection with the purchase and sale of the Assets, and (ii) the Investors (as defined in the Stock Purchase Agreement) in connection with the Stock Sale, respectively, will need to be received in immediately available funds by the Escrow Agent by not later than Noon on the Business Day immediately prior to Closing (i.e., Thursday, December 27). The Company may make exceptions for an Investor required by the Investment Company Act or SEC regulations thereunder to invest funds only versus delivery of share certificates.

ARTICLE VI

SERVICING; TRANSFER OF SERVICING

Section 6.1.	Servicing of the Assets

(a) Subject to the limitations imposed by the terms and conditions of Article VI herein, Seller shall have full power and authority, acting alone, to do any and all things in connection with such servicing and administration of the Assets which Seller may deem necessary or desirable, consistent with the terms of this Agreement and Accepted Servicing Practices. During the period between the Closing Date and the Servicing Transfer Date, Seller shall not, without the prior written consent of Purchaser (i) modify a Loan (including, without limitation, a release of any collateral or any party from liability on or with respect to such Loan), (ii) forgive principal in respect of any Loan, (iii) accept a deed in lieu of foreclosure with respect to any Loan, (iv) conduct any short sale in respect of any Mortgaged Property, (v) commence any foreclosure with respect to any Loan or bankruptcy proceeding against any Obligor, (vi) settle or compromise any condemnation or insurance claim or proceeding, (vii) settle or compromise, or make any offers to settle or compromise, any existing litigation or other proceedings in respect of any of the Loans, or (viii) take any action to materially impair any interest of Seller or Purchaser in the Loans, other than any matters described in clauses (i) through (vii) disclosed in writing to Purchaser prior to the Closing Date (the foregoing (i) – (viii), collectively, the “Major Decisions”).

(b) On each Servicing Transfer Date or, with regard to amounts received after such date, as soon as reasonably practical thereafter, Seller shall remit to Purchaser, by wire transfer of immediately available funds to the account designated by Purchaser any amounts received by Seller with respect to any Asset on or following the Closing Date (including, without limitation, any payments of interest, principal (including prepayments), penalties, premium, recovery, escrowed amounts or the like). Within three (3) Business Days after the Servicing Transfer Date, Seller also shall provide to Purchaser (or its assignees) a remittance and servicing report with respect to collections and other activities relating to the Loans during the Interim Servicing Period, in an electronic format to be mutually agreed by Seller and Purchaser.

(c) Seller shall manage, conserve, protect and operate the REO Property in accordance with Accepted Servicing Practices. Seller shall not sell or attempt to sell any REO Property without the prior written concurrence of Purchaser. In the event that Seller or an agent selected by Seller sells an REO Property or receives any rents in connection with the REO Property, the proceeds of sale or rent of the REO Property, as applicable, shall be remitted to Purchaser.

Section 6.2.	Transfer of Servicing

(a) Transfer of Servicing. On each Servicing Transfer Date Seller shall transfer servicing of the related Assets to Purchaser pursuant to the terms of this Agreement and the terms and provisions set forth in the servicing transfer instructions in the form attached hereto as Exhibit H delivered by Purchaser to Seller in writing. At Purchaser’s option and upon reasonable notice, Seller shall effect the transfer of servicing for the related Assets by means of an electronic file transfer. All information provided to Purchaser or its designee shall be provided electronically.

(b) Transfer Procedures. On each Servicing Transfer Date and otherwise during the Interim Servicing Period, Seller shall, at its cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Assets to Purchaser, or its designee, including but not limited to the following:

(i) Notice to Obligors. As soon as practicable following the Closing Date and in any event within ten (10) Business Days of the Closing Date, Seller shall mail to the Obligor of each related Loan a letter advising such Obligor of the transfer of the ownership and servicing of the related Loan to Purchaser, or its designee, and in the case of each Serviced Loan, in accordance with the Cranston-Gonzales National Affordable Housing Act of 1990, as amended, and other applicable law; provided, however, that the content and format of the letter shall have the prior approval of Purchaser, which approval Purchaser shall not unreasonably withhold, condition or delay. Seller shall provide Purchaser with copies of all such notices no later than the Servicing Transfer Date. Such letter shall include the name and address of Purchaser’s servicer, the address to which all payment due under the Loan should be sent and such other administrative matters as Purchaser shall reasonably advise.

(ii) Notice to Insurance Companies. Seller shall inform all hazard, flood, earthquake, private mortgage and any other insurance companies and/or their agents providing insurance with respect to any Asset of the transfer and request a change in the loss payee mortgage endorsement clause to Purchaser’s or its designee’s name and provide a copy thereof to Purchaser as soon as possible after the Servicing Transfer Date. With respect to each Loan which is covered by a force placed insurance policy, Seller shall cause such policy to be canceled as of the Servicing Transfer Date and Seller shall receive any refund of the policy premium to the extent such policy was in effect prior to the Servicing Transfer Date.

(iii) Tax Service Contracts. To the extent permitted by the service contract vendor, Seller shall transfer all transferable life-of-loan real estate tax service contracts on the Assets to the extent such contracts are in place, and shall assign and transfer all such contracts to Purchaser or its designee at no expense to Purchaser and shall provide copies thereof to Purchaser as soon as possible after the Servicing Transfer Date.

(iv) Delivery of Servicing Records. Within ten (10) Business Days after each Servicing Transfer Date, Seller shall deliver to Purchaser or its designee updated Asset information which reflects the status of payments, balances and other pertinent information on the Assets as of the Servicing Transfer Date (such information shall include, but not be limited to, comprehensive tax and insurance information for each Asset, identifying payee, payee address, next payment Due Date, next amount payable, policy number/parcel number, and other data fields requested by Purchaser from Seller provided that the same are available to Seller on Seller’s electronic loan management system). Seller shall also deliver to Purchaser or its designee within three (3) Business days after the Servicing Transfer Date preliminary records which shall include (i) all computer files maintained by Seller with respect to the servicing of the Assets (except to the extent expressly permitted to be excluded pursuant to the terms of this Agreement) and (ii) electronic trial balance reports and schedules if requested and, as reasonably required by Purchaser, Seller will use good faith efforts to deliver in a format and storage medium acceptable for conversion to Purchaser’s servicing computer system.

(v) Escrow Payments. Within ten (10) Business Days following the Servicing Transfer Date, Seller shall provide Purchaser with an accounting statement, in electronic format reasonably acceptable to Purchaser, of Escrow Balances, Escrow Payments, suspense balances and other payments, for taxes, governmental assessments, insurance premiums, security deposits, water, sewer and municipal charges sufficient to enable Purchaser to reconcile the amount of such payment with the accounts of the related Loans. Additionally, Seller shall wire transfer to Purchaser the amount of any agency, trustee or prepaid Loan payments and all other similar amounts held by Seller on the Servicing Transfer Date and, if Seller receives such amounts after the Servicing Transfer Date, within ten (10) Business Days of Seller’s receipt of such amounts.

(vi) Servicing Advances. From and after the Cut-off Date, with respect to all Assets, Seller has and shall make Servicing Advances in accordance with Accepted Servicing Practices. For purposes of this Section 6.2(b)(vi) only, the Cut-off Date for the Assets marked as “in substance foreclosure” on the Asset Schedule shall be the Closing Date. For avoidance of doubt, Servicing Advances made or incurred by Seller with respect to the period between the Cut-off Date and the Closing Date shall be paid or reimbursed by Purchaser and shall be agreed by Purchaser and Seller at or prior to Closing with Seller providing copies of invoices to Purchaser for invoices received prior to the Effective Date, subject to the reimbursement provided in subsection (vii) below for invoices received after the Effective Date.

(vii) Documentation of Expenses. Within 5 Business Days after the Servicing Transfer Date, Seller shall provide Purchaser, or its designee, with copies of all receipts, invoices and bills pertaining to foreclosure expenses, attorney’s fees, bankruptcy fees and other Servicing Advances previously received by Seller along with a loan level report providing detail on each expense paid by Seller. In addition, Seller shall forward on a weekly basis all receipts, invoices and bills pertaining to foreclosure expenses, attorney’s fees, bankruptcy fees and other Servicing Advances, received by Seller after the Servicing Transfer Date. Purchaser shall reimburse Seller for any Servicing Advances incurred during the Interim Servicing Period in accordance with Section 6.2(b)(vi) within ten (10) Business Days of receipt of the documentation related to such Servicing Advances; provided, that such documentation relates to work performed during the Interim Servicing Period.

(viii) Payments Received Prior to the Servicing Transfer Date. Prior to the Servicing Transfer Date Seller shall cause all payments received by Seller on each related Asset to be properly applied to the account of the particular Obligor. Any unapplied funds and suspense payments shall be wire transferred to Purchaser on the Servicing Transfer Date and shall be properly applied by Purchaser as deemed appropriate in Purchaser’s sole discretion to the account of the particular Obligor. In the event the Servicing Transfer Date is more than thirty (30) days following the Closing Date, in addition to such Servicing Transfer Date payment, Seller shall remit to Purchaser on the fifth (5th) Business Day of each month all amounts received with respect to the Assets which are due to Purchaser pursuant to the terms of this Agreement which have not previously been remitted.

(ix) Payments Received after the Servicing Transfer Date. The amount of any Monthly Payments received by Seller after the Servicing Transfer Date shall be forwarded to Purchaser by overnight mail within two (2) Business Days of the date of receipt. Seller shall notify Purchaser of the particulars of the payment, which notification requirement shall be satisfied if Seller forwards with its payment sufficient information to permit appropriate processing of the payment by Purchaser and shall provide necessary and appropriate legal application of such payments which shall include, but not be limited to, endorsement of such payment to Purchaser or equivalent substitute payment with the particulars of the payment such as the account number, dollar amount, date received and any special Obligor application instructions.

(x) Insurance Premiums. Seller shall pay all Servicing Advances in respect of private mortgage insurance premiums and all hazard, flood, earthquake and other insurance premiums for insurance covering any of the Assets for which bills have been received by Seller prior to the Servicing Transfer Date, and Seller shall be reimbursed for any such Servicing Advances for insurance premiums in accordance with the procedures set forth in Section 6.2(b)(vi). Seller shall send to Purchaser’s designee any bills received by Seller on or after the Servicing Transfer Date.

(xi) Real Estate Taxes. Seller acknowledges its liability for all real estate taxes, water and sewer rents, ground rents, leasehold payments, condominium charges, homeowner’s association charges, municipal charges, assessments and other charges affecting the Mortgaged Properties, (collectively, the “Taxes”) accruing through the Cut-off Date only, and any interest and penalties due thereon, whether or not such Taxes are (i) due and payable, or due but not yet payable, as of the Cut-off Date, (ii) delinquent as of the Cut-off Date or (iii) billed as of the Cut-off Date; provided however, that Seller’s obligations for the Taxes are secondary to the Obligor and are not due and payable by Seller unless and until Obligor fails to pay such Taxes on or before the due date. Purchaser shall be liable for all Taxes on the related Mortgaged Properties accruing after the Cut-off Date. Taxes paid by Seller (other than from an Escrow Balance) prior to the Cut-off Date with respect to periods that extend beyond the Cut-off Date shall be prorated and adjusted as of the Cut-off Date. If any Loan has a positive Escrow Balance after the Closing Date, Seller shall transfer such Escrow Balance to Purchaser on the Servicing Transfer Date. Notwithstanding anything to the contrary contained in this Agreement, Seller’s obligation for Taxes shall be limited to (i) payment of all 2010 and 2011 Taxes on all Assets other than Assets for which Seller’s lien position is a second lien as shown on the Data Tape, and (ii) payment of all 2012 Taxes accruing, whether or not due and payable, or due but not yet payable, delinquent or billed as of the Cut-off Date for the Assets that are not Current Assets.

(xii) Delivery of Other Information. No later than ten (10) Business Days after the Servicing Transfer Date, Seller shall deliver to Purchaser or its designee copies of all cut-off or accounting reports relating to the Assets as of the Servicing Transfer Date, including a trial balance and reports of collections, delinquencies, prepayments, curtailments, Escrow Payments, Escrow Balances, partial payments, partial payment balances and other like information on the Assets. Seller shall deliver to Purchaser or its designee any correspondence received by Seller relating to the Assets after the Servicing Transfer Date, such as tax bills, insurance bills, borrower letters and the like. Such items shall be forwarded to Purchaser or its designee within five (5) Business Days following the day on which the correspondence is received by Seller. The correspondence shall be forwarded to Purchaser or its designee via overnight courier for the first sixty (60) days subsequent to the Servicing Transfer Date and via regular mail thereafter.

(xiii) Misapplied Payments. Misapplied payments shall be processed as follows:

(A) All parties shall cooperate in correcting misapplication errors;

(B) The party receiving notice of a misapplied payment occurring prior to the Servicing Transfer Date and discovered after the Servicing Transfer Date shall immediately notify the other party;

(C) Intentionally omitted;

(D) Subject to the provisions of Section 2.5, if a misapplied payment which occurred prior to the Servicing Transfer Date has created an incorrect Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party disadvantaged by the incorrect payment application within ten (10) Business Days after notice therefor by the other party; and

(E) Any check issued hereunder shall be accompanied by a statement indicating the Seller and/or Purchaser Asset identification number and an explanation of the allocation of any such payments.

(xiv) IRS Forms. Seller shall file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed for the period from January 1 of the year in which the Servicing Transfer Date occurs through the Servicing Transfer Date in relation to the servicing and ownership of the Loans. Seller shall provide copies of such forms to Purchaser upon request. Seller shall mail year-end statements reporting interest income and interest expense statements to the Obligors for the period from January 1 of the year in which the Servicing Transfer Date occurs through the Servicing Transfer Date. Purchaser shall file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed for the period from the day after the Servicing Transfer Date to December 31 of the year in which the Servicing Transfer Date occurs in relation to the servicing and ownership of the Loans. Purchaser shall provide copies of such forms to

Seller upon request. Purchaser shall mail year-end statements reporting interest income and interest expense statements to the Obligors for the period from the day after the Servicing Transfer Date to December 31 of the year in which the Servicing Transfer Date occurs.

(xv) Loans in Litigation. Within five (5) Business Days after the Servicing Transfer Date Seller shall:

(A) deliver written notification to Purchaser, pursuant to Section 7.5, of the Loans in litigation on the Servicing Transfer Date including the names, addresses, telephone numbers and e-mail addresses of all parties involved in such litigation and Seller shall deliver to Purchaser all documents related to such litigation.

(B) notify the clerk of the court and all counsel of record involved in such litigation that ownership of the Loan in question has been transferred from Seller to Purchaser.

(C) through its attorney, and in cooperation with Purchaser’s attorney, file appropriate pleadings with the court that will (i) substitute Purchaser’s attorney for Seller’s attorney, and (ii) remove Seller as a party to the litigation and substitute Purchaser as the real party in interest. If Purchaser fails to request substitution of Purchaser’s counsel for Seller’s counsel on or before the Servicing Transfer Date, Seller shall not be liable for continued legal expenses in such litigation until such time as the substitution is affected unless Seller fails to substitute Purchaser’s attorney for Seller’s attorney within five (5) Business Days after request by Purchaser. In no event shall Purchaser be liable for any contingency arrangements of Seller with Seller’s attorneys.

(xvi) Notice to Attorneys. On or prior to the Servicing Transfer Date, Seller shall mail to each of Seller’s bankruptcy attorney, Seller’s foreclosure attorney, the Obligor’s attorney and the bankruptcy trustee a letter advising such attorney that Seller has sold the Loan on the Closing Date to Purchaser. Seller shall provide Purchaser with copies of such letters no later than the Servicing Transfer Date.

(xvii) Loans in Bankruptcy. In accordance with Bankruptcy Rule 3001(e), Seller shall take all actions necessary to file, as soon as reasonably possible after the Servicing Transfer Date (i) proofs of claim in any pending bankruptcy cases involving any Loans for which Seller has not already filed a proof of claim, to the extent that the deadline for filing the proof of claim is within thirty (30) days after the Servicing Transfer Date, and (ii) transfers of any proofs of claim filed with regard to the Loans with the appropriate bankruptcy court in cases in which Seller has filed proofs of claims. Seller shall prepare and provide to Purchaser on the Servicing Transfer Date, an assignment of claim to Purchaser for all Loans that are in bankruptcy as of the Servicing Transfer Date for which Seller has filed proofs of claims. In addition to the above, Seller shall provide Purchaser or its designee with the following information to the extent known by Seller’s bankruptcy counsel: attorney name, address and phone number, foreclosure status, bankruptcy status and bankruptcy case number, filing date and chapter.

(xviii) Utilities. With respect to each REO Property, all amounts owed with respect to all (1) utilities furnished to such REO Property and (2) municipal water and sewer charges and other municipal assessments with respect to such REO Property, in each case, attributable to the period prior to the Cut-off Date shall be paid by Seller. All amounts owed with respect to all (1) utilities furnished to such REO Property and (2) municipal water and sewer charges and other municipal assessments with respect to such REO Property, in each case, attributable to the period on and after the Cut-off Date shall be paid by Purchaser.

(xix) Real Estate Taxes and Special Assessments. With respect to each REO Property, real estate taxes and condominium maintenance fees due and payable in the year of the Cut-off Date shall be prorated between Seller and Purchaser on a calendar year basis to the Cut-off Date. Real estate taxes and condominium maintenance fees payable in the years prior to the year of the Cut-off Date shall be paid by Seller to the extent that Seller has liability for such amounts or they would encumber the REO Property under applicable law. Real estate taxes and condominium maintenance fees payable in the years subsequent to the year of the Cut-off Date shall be paid by Purchaser. All installments of special assessments certified for payment with the real estate taxes due and payable in the year of the Cut-off Date shall be prorated between Seller and Purchaser on a calendar year basis to the Cut-off Date. Seller shall pay all installments of special assessments certified for payment with the real estate taxes due and payable in the years prior to the year of the Cut-off Date.

(xx) Operating Expenses; Repairs and Renovation. Operating expenses in connection with the REO Properties, including, without limitation, attorneys’ fees, disbursements and costs in connection with eviction and foreclosure and all servicing and REO property management fees, all attributable to the period prior to the Cut-off Date shall be paid by Seller. Such operating expenses and costs attributable to the period after the Cut-off Date shall be paid by Purchaser. The costs of repairs, renovations and capital improvements to the REO Property shall be allocated based on the start date of such repairs, renovations and capital improvements. Seller shall pay for any such repairs, renovations and capital improvements which are commenced prior to the Cut-off Date and Purchaser shall pay for any such repairs, renovations and capital improvements which are commenced on or after the Cut-off Date; provided, however, that with respect to any repairs, renovations or capital improvements that were initiated on or after the Cut-off Date and prior to the Closing Date, Purchaser may terminate such repairs, renovations or capital improvements on the related Cut-off Date; provided, further, that Seller shall pay the cost of any such repairs, renovations and capital improvements to the date on which such repairs, renovations and capital improvements were terminated.

(xxi) Hazard Insurance Claims. With respect to any REO Property that suffers material damage prior to the Cut-off Date, Seller will assign any hazard insurance claims against the applicable insurer to Purchaser and Seller shall deliver to Purchaser any such amounts which are erroneously delivered to Seller; provided, however, that Seller shall have no obligation to assign any hazard insurance claims the proceeds of which have already been used for the repair or restoration of any material damage related to such hazard insurance claim with respect to the related Mortgaged Property.

(xxii) Security Deposits. Any security deposits under the leases or in connection with utilities or otherwise, or deposits or down payments under contracts of sale of the REO Property shall not be prorated but will be credited and assigned to Purchaser on the Closing Date and Seller shall notify the lessee or such utility company or otherwise of such transfer of its security deposit.

(xxiii) Escrow Balances. On the Closing Date, Seller shall cause all Escrow Balances, if any, provided in connection with a proposed contract of sale for any REO Properties to be transferred to Purchaser.

(xxiv) Management Agreements. Notwithstanding anything in this Agreement, Seller and Purchaser agree that Seller will leave its existing management agreements with Higbee & Nalle, Inc. for the Assets known as Commercial Investments, Hollan, Felcher and Royal Foam in place until the earlier of January 15, 2013 or the date on which Purchaser delivers notice to Seller that Purchaser has new management agreements in place for the properties, at which time Seller will terminate the management agreements. Purchaser assumes the obligations of Seller pursuant to the Order Granting Motion for Possession, Appointment of Receiver and to Enforce Assignment of Rents in the Royal Foam matter. The Purchaser will, on or before January 15, 2013 arrange for new management agreements for these properties and will promptly pay all amounts accruing or incurred by property manager pursuant to the management agreements from the Closing Date to the date of termination of the management agreements.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1.	Amendment

This Agreement may be amended from time to time by Seller and Purchaser solely by written agreement signed by Seller and Purchaser.

Section 7.2.	Governing Law; Jurisdiction

(a) This Agreement and the interpretation and enforcement thereof shall be governed in accordance with the laws of the State of Florida applicable to contracts made and performed within the State of Florida but without regard to principles of conflicts of laws.

(b) Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of and agrees that venue shall be proper in any state or federal court located in Jacksonville, Florida, and any appellate court thereof, in any action or proceeding arising out of or relating to or connected with this Agreement, or for recognition or enforcement of any judgment. Each of the parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such courts. Each of the parties agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the above-identified courts. Each of the parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 7.3.	General Interpretive Principles

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(iii) references herein to “Articles,” “Sections,” “Subsections,” “Paragraphs,” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs, and other subdivisions of this Agreement;

(iv) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this Rule shall also apply to Paragraphs and other subdivisions;

(v) the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(vi) the term “include” or “including” shall mean without limitation by reason of enumeration.

Section 7.4.	Reproduction of Documents

This Agreement and all documents relating hereto, including (i) consents, waivers, and modifications which may hereafter be executed and (ii) financial statements, certificates, and other information previously or hereafter furnished, may be reproduced by any electronic, digital, photographic, photostatic, microfilm, microcard, miniature photographic, or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile, or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 7.5.	Notices

All demands, notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if personally delivered, sent by facsimile, mailed by registered mail, postage prepaid or delivered by a nationally recognized overnight courier, to

(i) in the case of Seller:

The Jacksonville Bank

Attention: Steve Coates

100 N. Laura Street

Jacksonville, Florida 32202

Telecopier: (904) 421-3078

With a required copy to:

Driver, McAfee, Peek & Hawthorne, P.L.

Attention: Richard W. Hawthorne

One Independent Drive, Suite 1200

Jacksonville, Florida 32202

Telecopier: (904) 301-1279

or such other address as may hereafter be furnished to Purchaser in writing by Seller.

(ii) in the case of Purchaser:

or such other address as may hereafter be furnished to Seller in writing by Purchaser.

Notwithstanding the foregoing, any demand, notice, consent, waiver or communication may be given by any other means if the parties hereto agree to such alternative means in writing.

Section 7.6.	Severability of Provisions

If any one or more of the covenants, agreements, provisions, or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this Agreement and shall in no way affect the validity or enforceability of the other covenants, agreements, provisions, or terms of this Agreement or the rights of the parties hereunder. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate in good faith to develop a structure the economic effect of which is as nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 7.7.	Exhibits

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 7.8.	Counterparts

This Agreement may be executed in one or more counterparts, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

Section 7.9.	Successors and Assigns

Except as expressly provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Seller and Purchaser and the respective successors and assigns of Seller and Purchaser. Purchaser may, without the consent of Seller, assign this Agreement to any affiliate of Purchaser, or pledge, encumber or otherwise collaterally assign any of its rights hereunder to any of its lenders provided that (a) Purchaser shall give prompt written notice to Seller of any such assignment, pledge or collateral assignment together with any administrative information regarding such assignment reasonably requested by Seller, and (b) such assignee assumes Purchaser’s obligations under this Agreement with respect to the Assets assigned. Upon any such assignment, the entity to whom such assignment is made shall succeed to all rights and obligations of Purchaser under this Agreement to the extent of the related Asset or Assets and this Agreement shall be deemed to be a separate and distinct agreement between Seller and such affiliate of Purchaser, and a separate and distinct agreement between Seller and each other affiliate of Purchaser to the extent of the other related Asset or Loans. This Agreement shall not be assigned, pledged or hypothecated by Seller to a third party without the consent of Purchaser. For purposes of this Section, the term “affiliate” shall mean any entity controlling, controlled by or under common control with Purchaser. Except as expressly permitted in this Section 7.9, Purchaser shall have no right to assign this Agreement or any rights and obligations hereunder in whole or in part without Seller’s consent which consent may be withheld in Seller’s sole discretion. No assignment shall relieve Purchaser for any defaults under this Agreement by any assignee.

Section 7.10.	Effect of Headings

The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 7.11.	Other Agreements Superseded; Entire Agreement

This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement, together with any Assignment and Conveyance delivered or entered into pursuant hereto, constitute the entire agreement of the parties with respect to the subject matter hereof.

Section 7.12.	Intention of the Parties

It is the intention of the parties that Purchaser is purchasing, and Seller is selling assets and not a debt instrument of such Seller or other security. Accordingly, the parties hereto each intend to treat the transaction hereunder for federal income tax purposes, generally accepted accounting purposes and regulatory accounting purposes as a sale by Seller, and a purchase by Purchaser, of assets. It is not the intention of the parties that such conveyance be deemed a pledge of assets by Seller or Purchaser or any assignee of Purchaser to secure a debt or other obligation of Seller.

Section 7.13.	Costs

Each party will pay all costs, fees, and expenses incurred by such party (including without limitation, the fees of its attorneys), except as otherwise specifically provided herein, in connection with the negotiations for, documenting of and closing of the transactions contemplated by this Agreement. Seller is solely responsible for any payments (whether commission, reimbursement or otherwise) to Sandler O’Neill Mortgage Finance L.P. or any other broker, investment banker, agent or other person engaged by or on behalf of Seller that may be entitled to any commission or compensation in connection with the sale of the Assets.

Seller shall be responsible for the cost of preparing each Assignment of Mortgage in proper form for recordation and for the costs of recordation and filing of each such Assignment of Mortgage.

Section 7.14.	Waiver of Jury Trial

EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE (A) ARISING UNDER THIS AGREEMENT, THE PARTIES PERFORMANCE THEREUNDER OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED

OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY INSTRUMENT, DOCUMENT OR AGREEMENT RELATED IN ANY WAY WHATSOEVER TO THE SUBJECT MATTER OF THIS AGREEMENT; AND IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

Section 7.15.	Waivers

No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

Section 7.16.	Survival of the Agreement

This Agreement includes provisions which the parties hereto intend will remain in effect after the closing of the transaction contemplated by this Agreement. Accordingly, except as otherwise provided herein, this Agreement shall survive and remain in effect after the Closing Date for the periods specified herein.

Section 7.17.	Further Assurances

Each party to this Agreement agrees to execute and deliver such instruments and take such actions as the other party may, from time to time, reasonably request to affect the purpose and carry out the terms of this Agreement.

Section 7.18.	Third Party Beneficiaries

Except as otherwise provided herein, (a) by entering into this Agreement, neither Party intends to benefit any other Person, including without limitation a “third party beneficiary,” except as expressly provided in this Agreement and (b) no Person who is not a Party (including without limitation an Obligor, a purchaser of any Asset from Purchaser, or the holder of any legal or beneficial interest in Purchaser), shall have any right or Claim against a Party under, derived from or in any way relating to this Agreement or any Closing Document.

Section 7.19.	Time is of the Essence; Holidays

Time is of the essence of this Agreement. Provided, however, that wherever this Agreement provides for a date, day or period of time on or prior to which action or events are to occur or not occur, and if such date, day or last day of such period of time falls otherwise than on a business day, then same shall be deemed to fall on the immediately following business day.

Section 7.20.	Advice of Counsel

Each of the Parties has been involved in the review, and execution of this Agreement and the Closing Documents and each has had the opportunity to receive independent legal advice from attorneys of its choice with respect to the advisability of making and executing this Agreement and the Closing Documents. In the event of any dispute or controversy regarding authorship of this Agreement and the Closing Documents, the Parties shall be conclusively deemed to be the joint authors thereof, and no part of this Agreement or any Closing Documents shall be interpreted against a Party due to authorship.

{Remainder of page left blank intentionally ~ signature page(s) to follow}

IN WITNESS WHEREOF, Seller and Purchaser have caused their names to be signed to this Asset Purchase Agreement by their duly authorized respective officers as of the day and year first above written.

Seller

THE JACKSONVILLE BANK

By:
Name:	Margaret Incandela
Title:	Executive Vice President, Chief Credit
Officer & Chief Operating Officer

Purchaser

By:
Name:
Title:

EXHIBIT A-1

INFORMATION FIELDS TO BE INCLUDED

ON THE ASSET SCHEDULE

(1)	Seller’s Asset identifying number;

(2)	the identity of the primary borrower(s) (first and last name if the primary borrower is an individual) for such Asset;

(3)	the Cut-off Date Principal Balance;

(4)	relationship name and identifier;

(5)	indication of Asset type (i.e. acquisition, development and construction loan; commercial real estate loan: residential loan: REO asset, etc.). (Assets should be listed on the schedule in groups by Asset type);

(6)	lien position according to Seller’s records; and

(7)	Taxes (both due and payable and due, but not yet payable) payable by Seller.

A-1-1

EXHIBIT A-2

INFORMATION FIELDS FOR ANY LOANS FOR WHICH PAYMENTS WERE

RECEIVED AFTER THE CUT-OFF DATE

(1)	Seller’s Asset identifying number;

(2)	the identity of the primary borrower(s) (first and last name if the primary borrower is an individual) for such Asset;

(3)	the Interest Rate in effect as of the Cut-off Date;

(4)	the Cut-off Date Principal Balance;

(5)	indication of Asset type (i.e. acquisition, development and construction loan; commercial real estate loan, residential loan, etc.). (Assets should be listed on the schedule in groups by Asset type);

(6)	lien position according to Seller’s records;

(7)	Taxes (both due and payable and due, but not yet payable) payable by Seller;

(8)	Funds received after Cut-Off; and

(9)	Application of funds received in Item 8.

A-2-1

EXHIBIT B

ASSIGNMENT AND CONVEYANCE

This Assignment and Conveyance (the “Assignment and Conveyance”), dated                  , 2012, is made by (“Seller”) pursuant to the terms and conditions of the Asset Purchase Agreement, dated as of                  , 2012 (the “Agreement”), between Seller and                                          (the “Purchaser”), the provisions of which are incorporated here. All capitalized terms shall have the meanings ascribed to them in the Agreement, unless otherwise defined herein.

For good and valuable consideration, as set forth in the Agreement, Seller hereby sells, transfers and assigns to [                    ] all of Seller’s right, title and interest in and to the Assets described on the schedule attached as Schedule I, together with the related Loan Files and Servicing Rights, all WITHOUT RECOURSE, REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER, WHETHER EXPRESSED OR IMPLIED, except and only to the extent otherwise provided in the Agreement in accordance with the terms of the Agreement.

TO WITNESS THIS, Seller has caused its name to be signed by a duly authorized officer as of the date first written above.

Seller

By:
Name:
Title:

EXHIBIT B-1

ASSIGNMENT AND CONVEYANCE

ASSIGNMENT OF NOTE, MORTGAGE AND LOAN DOCUMENTS

THIS ASSIGNMENT OF NOTE, MORTGAGE AND LOAN DOCUMENTS (“Assignment”) is made this      day of             , 2012, by THE JACKSONVILLE BANK, [insert necessary successor language respecting acquired institutions] (“Seller”) to                          (“Purchaser”).

BACKGROUND FACTS

1. Seller is the holder of that certain                                  dated                     , executed by                                  (“Borrower”) in favor of Seller in the original principal amount of $             (“Note”).

2. Seller is the owner of that certain                      Mortgage dated                     , executed by Borrower in favor of Seller and recorded in Official Records Book     , Page     , as modified by that                                  (the “Mortgage”).

3. Any and all other certificates, documents and other agreements evidencing, guaranteeing or securing the Note or Mortgage including, but not limited to, the documents described on Exhibit A attached hereto shall hereinafter be collectively referred to as the “Loan Documents.”

4. Seller has agreed to assign to Purchaser, without recourse and without representation or warranty, all of its right, title and interest in, to and under the said Note, Mortgage and Loan Documents pursuant to the terms and conditions of the Asset Purchase Agreement, dated as of                  , 2012 (the “Agreement”), between Seller and (the “Purchaser”), the provisions of which are incorporated here, as such terms may be modified or supplemented herein. All capitalized terms shall have the meanings ascribed to them in the Agreement, unless otherwise defined herein.

NOW, THEREFORE, for and in consideration of the sum of One and no/100 Dollar ($1.00), and other good and valuable consideration paid by Purchaser at the time of execution hereof, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

5. Background Facts. The background facts as set forth above are agreed to be true and correct and incorporated herein by this reference.

2. Assignment. Seller does hereby grant, bargain, sell, assign, transfer and set over unto Purchaser, without recourse and without representation or warranty except as specifically set forth in the Agreement, all of Seller’s right, title, interest, claim and demand in and to the Note, Mortgage and Loan Documents.

SELLER:

THE JACKSONVILLE BANK , [insert necessary successor language respecting acquired institutions]

By:
Name:
Its:

STATE OF FLORIDA

COUNTY OF DUVAL

The foregoing instrument was acknowledged before me this      day of             , 2012, by                             , the                              of The Jacksonville Bank, [insert necessary successor language respecting acquired institutions] on behalf of the bank. Such person did not take an oath and: (notary must check applicable box)

☐	is/are personally known to me.

☐	produced a current Florida driver’s license as identification.

☐	produced as identification.

{Notary Seal must be affixed}

Signature of Notary

Name of Notary

EXHIBIT C

CONTENTS OF LOAN FILE

With respect to each Asset, the Loan File shall include (to the extent applicable to such Asset), each of the following items and all amendments thereto:

1.	The original Note, bearing a complete chain of intervening endorsements, endorsed through an allonge in the form attached hereto as Exhibit I and signed in the name of Seller by an authorized officer, including any riders thereto, or if actually lost, an original lost note affidavit with indemnification with a copy of the lost Note attached thereto, in the form attached hereto as Exhibit J together with any participation agreements (and amendments thereto) with regard to any such Note. In the event that the Loan was acquired by Seller in a merger, the signature must be in the following form: “, successor by merger to [name of predecessor]”.

2.	The original or a copy of any guarantee(s) executed in connection with the Loan, if any.

3.	With respect to any Loan that is secured by real property, either: (i) the original recorded Mortgage, including all riders thereto, or a copy thereof with recording information thereon, together with a certified true copy of the original power-of-attorney showing the recording information thereon if the Mortgage was executed by an attorney-in-fact; (ii) a certified true copy of the Mortgage, including all riders thereto, and of the power-of-attorney (if applicable) the originals of which have been transmitted for recording, until such time as the originals are returned by the public recording office, or (iii) a copy of the Mortgage, including all riders thereto, certified by the public recording office in those instances where the public recording office retains the original or the original is lost, together with a duplicate original mortgagee’s certificate of title.

4.	True and correct copies of any and all assignments of such Mortgage prior to the date hereof, each with evidence of recording thereon showing Seller as mortgagee or the complete recorded chain of assignment of such Mortgage from origination to Seller; provided, however, that certain recording information will not be available if, as of the Closing Date, Seller has not received the related recorded Mortgage from the recorder’s office.

5.	The original of any letter of credit received as collateral in connection with the Loan, if any.

6.	The original or if the original is not in the Seller’s possession or control, copies of any security agreement currently in effect (other than a Mortgage) executed in connection with the operative Note and all amendments, modification, supplements and extensions thereof, with all intervening assignments, if any.

7.	The original or if the original is not in the Seller’s possession or control, copies of any credit agreement or loan agreement currently in effect executed in connection with the operative Note, with all intervening assignments.

8.	The original or if the original is not in the Seller’s possession or control, a copy of any collateral agreement, stock power or control agreement, duly executed.

9.	To the extent such documents exist and are in Seller’s possession or control, property and casualty insurance policies and declarations, builder’s risk insurance policies, liability insurance policies or additional insured endorsements, earthquake insurance policies, flood insurance policies, pollution legal liability or other environmental insurance policies. (to be provided electronically)

10.	With respect to any Loan that is secured by real property, the original or a copy (to the extent Seller is the holder of a policy) of (i) an attorney’s opinion of title and abstract of title the form and substance of which is acceptable to mortgage lending institutions making mortgage loans in the area where the Mortgaged Property is located or (ii) an ALTA lender’s title insurance policy or other generally acceptable form of policy of insurance insuring Seller, its successors and assigns, as to the first priority lien of the Mortgage (or lower priority if the Mortgage is identified as such on the Data Tape) in the original principal amount of the Loan.

11.	An original or copy of any assignment of leases, rents and profits, if any, in form suitable for recording or filing in the applicable jurisdictions, and all intervening assignments thereof, in forms suitable for recording or filing in the applicable jurisdictions, from the Seller to the Purchaser, with evidence of the delivery thereof for recording, if any.

12.	Copies of the UCC financing statements, if any, covering any right, interest, document, instrument or property given as security for or in guaranty of the Loan.

13.	A copy of each survey, if any, with respect to the Mortgaged Property referred to in the applicable title insurance policy.

14.	A copy of each original engineer’s report, if any, with respect to the improvements on the applicable Mortgaged Property (to be provided electronically).

15.	A copy of each original environmental report, if any, with respect to the applicable Mortgaged Property obtained by Seller or any predecessor in interest to the Loan (to be provided electronically).

16.	A copy of the most recent appraisal with respect to the applicable Mortgaged Property (to be provided electronically).

17.	A complete loan payment history for the operative Note evidencing such Loan (to be provided electronically at Closing).

18.	A copy of any forbearance or standstill agreements.

19.	With respect to any Loan that is secured by one- to four-family residential real estate, (i) the final and executed settlement statement, and (ii) all final and executed (to the extent execution is required) notices, disclosure statements and similar items required in connection with the origination of a residential mortgage loan pursuant to federal, state and/or local law, rule and/or regulation (to be provided electronically).

20.	The credit documentation (excluding the Seller’s internal approval documentation) relating to the origination of such Loan (to be provided electronically).

21.	An original or copy of the ground lease(s), if any.

22.	An original or copy of the environmental indemnification agreement, if any, executed in connection with the Note or the Mortgage.

23.	An original or copy of any security agreement, chattel mortgage or equivalent document (if any such item is a document separate from the Mortgage) executed in connection with the Mortgage, if any.

24.	An original or copy of any consolidation, extension or modification agreement with evidence of recording thereon (if applicable in accordance with the circumstances surround each Asset).

With respect to each REO Property, the Loan File shall include each of the following items:

25.	Copy of the certificate of title, trustee’s deed, sheriff’s deed or referee’s deed (or equivalent document), with evidence of recording thereon, evidencing the ownership of the related REO Property by Seller (Seller may deliver a copy of the trustee’s deed without recording information thereon if the original is being recorded and Seller delivers a copy with recording information thereon promptly after receipt), including originals of certificates of foreclosure, and such additional documents as are customary in the jurisdiction in which the REO Property is located evidencing ownership of such REO Property by Seller.

26.	Information on the current assigned agent so Purchaser can gain access to the REO Property and/or keys to the REO Property, if any.

27.	Contact details related to the attorney working on any eviction proceedings related to the REO Property, if applicable.

28.	Any documents related to an ongoing eviction proceeding with respect to the REO Property.

29.	Any property management agreements and listing agreements in force as of the Closing Date with respect to the REO Property, if any.

30.	An original or copies of the lease(s) related to the REO Property, if any, in Seller’s possession or control.

EXHIBIT D-1

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO

RESIDENTIAL MORTGAGE LOANS

With respect to the Assets that are Loans secured by one- to four-family residential real estate, except for the exceptions set forth on the Exception Schedule, attached hereto as Exhibit E, or as otherwise disclosed on the Asset Schedule (provided that (i) all exceptions set forth on the attached Exception Schedule and disclosures on the Asset Schedule must specifically identify the representations to which such exception or disclosure relates by Section number and shall only relate to such Section or Sections and (ii) such Exception Schedule and Asset Schedule shall have been delivered to Purchaser at least one (1) Business Day prior to the Closing Date except that Seller may deliver an update to the Exception Schedule for matters that occur or are discovered by Seller during the period that includes the last three Business Days), Seller represents and warrants as follows:

(a) Assets as Described. The information with respect to each Asset identified on the Asset Schedule and Data Tape is true and correct in all material respects. The Loan Files and servicing files are, and will be when delivered, true and correct in all material respects and contain all agreements and documents necessary to reflect each Loan. There is no obligation to advance additional funds to the Obligor.

(b) No Outstanding Charges. With respect to each Asset, all taxes and governmental assessments which could create a lien that would have priority over any Mortgage which previously became due and owing have been paid except that 2012 taxes have not been paid for Current Loans. None of the Assets have any reserves as of the Closing Date.

(c) Original Terms Unmodified. Any instrument (or a copy of such instrument) that is binding on Seller which modifies the terms of the Note and Mortgage in any material respect is contained in the Loan File. No Obligor has been released by Seller (or any predecessor in interest in the Loan), in whole or in part, except as disclosed in the Loan File delivered to Purchaser or the Custodian.

(d) Hazard and Flood Insurance. All buildings or other improvements upon the Mortgaged Property are insured against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located in an amount which is at least equal to the lesser of (i) the replacement value of the improvements and (ii) the outstanding principal balance of the Loan. If the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) a flood insurance policy meeting the requirements of the current guidelines of the Federal Flood Insurance Administration is in effect with a generally acceptable insurance carrier in an amount representing coverage not less than the lesser of (i) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement cost basis (or the unpaid balance of

D-1

the Loan if replacement cost coverage is not available for the type of building insured) and (ii) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid.

(e) Compliance with Laws. All requirements of any federal, state or local law including, without limitation, usury, truth in lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, fair housing, disclosure laws or predatory and abusive lending laws applicable to the origination or administration of the Loans have been complied with in all material respects.

(f) No Satisfaction of Mortgage. Except as shown in the Loan Files, the Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would affect any such release, cancellation, subordination or rescission. Except as shown in the Loan Files, Seller has not waived the performance by the Obligor of any action, if the Obligor’s failure to perform such action would cause the Loan to be in default, nor has Seller waived any default resulting from any action or inaction by the Obligor.

(g) Validity of Mortgage Documents; Customary Provisions. The Note and the Mortgage are genuine, and to Seller’s Knowledge, the Mortgage, together with applicable state law, contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, by judicial foreclosure.

(h) Ownership. Seller is the sole owner of record and holder of the Asset. The Asset is not assigned or pledged, and Seller has good and marketable title thereto, and has full right to transfer and sell the Asset to Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, other than Permitted Exceptions.

(i) Title Insurance. Each Mortgage is covered by either (i) an ALTA lender’s title insurance policy or other generally acceptable form of policy of insurance, issued by a title insurer qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller as to the first priority lien of the Mortgage (or lower priority if the Mortgage is identified as such on the Data Tape) in the original principal amount of the Loan, or (ii) an attorney’s opinion of title and abstract of title the form and substance of which is acceptable to mortgage lending institutions making mortgage loans in the area where the Mortgaged Property is located.

(j) No Fraud. To Seller’s Knowledge, no error, negligence, misrepresentation, fraud or similar occurrence was committed by any person, including without limitation, the Obligor, any appraiser, any builder or any other party involved (i) in the origination of the Loan, or (ii) in the application of any insurance in relation to such Loan.

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(k) No Condemnation Proceedings. To the Knowledge of Seller, there is no proceeding pending for the total or partial condemnation of the Mortgaged Property.

(l) Mortgaged Property Undamaged. To the Knowledge of Seller, the Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, for which an insurance claim is pending, so as to affect adversely (i) with respect to Loans, the value of the Mortgaged Property as security for the Loan or (ii) the use for which the premises were intended.

(m) Collection Practices; Escrow Deposits. The servicing and collection practices, including with respect to each foreclosure action that has been initiated or suspended, used with respect to the Loan have been in all material respects in accordance with Accepted Servicing Practices and the terms of the Note. There are no positive or negative escrow account balances with regard to any Asset.

(n) Due on Sale. To the Knowledge of Seller, the Mortgage contains an enforceable provision for the acceleration of the payments of the unpaid principal balance of the Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.

(o) Environmental Matters. To the Knowledge of Seller, and except as identified in any information that is contained in the VDR, there are no material adverse environmental conditions affecting the Mortgaged Property. To the Knowledge of Seller, no action or omission by or on behalf of Seller has caused a violation of any environmental law, rule or regulation with respect to any Mortgaged Property.

(p) No MERS Loans. None of the Assets are listed on the Mortgage Electronic Registration Systems (MERS).

(q) Actions by Originator. To the Knowledge of Seller, no material error, negligence, misrepresentation, fraud or similar occurrence was committed by any originator or mortgage broker or any other party involved in the origination of the Loan.

(r) Current Loans. Each Loan listed on Schedule II is a Current Loan.

(s) No Defenses. To Seller’s Knowledge, the Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Note or the Mortgage, or the exercise of any right thereunder, render either the Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, or defense, including without limitation the defense of usury.

(t) Intentionally omitted.

(u) Intentionally omitted.

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(v) No Bankruptcy; Litigation. To Seller’s Knowledge (i) the Mortgaged Property is not subject to any bankruptcy proceeding or foreclosure proceeding and the Obligor has not filed for protection under applicable bankruptcy laws, (ii) there is no pending litigation involving any Obligor to which Seller or any of Seller’s affiliates is a party with respect to any Asset, and (iii) there are no pending foreclosure proceedings with respect to any Mortgaged Property or any other collateral securing any Loan.

(w) Intentionally omitted.

(x) Servicemembers Civil Relief Act. The Obligor has not notified Seller, and Seller has no Knowledge of any relief requested or allowed to the Obligor, under the Servicemembers Civil Relief Act.

(y) Predatory Lending Regulations. No Loan is (a) subject to, covered by or in violation of the provisions of the Homeownership and Equity Protection Act of 1994, as amended, (b) a “high cost”, “covered”, “abusive”, “predatory”, or “high risk” mortgage loan (or a similarly designated loan using different terminology) under any federal, state or local law, or any other statute or regulation providing assignee liability to holders of such mortgage loans.

(z) Patriot Act. Seller has complied with all applicable anti-money laundering laws and regulations in connection with the origination of the Loan, including without limitation the USA Patriot Act of 2001.

(aa) Intentionally omitted.

(bb) Intentionally omitted.

(cc) Principal Balance. To Seller’s Knowledge, based solely on its current business records and no independent verification with the maker of the applicable Note, the actual amount of the principal balance due under the applicable Note does not differ in any material respect (adverse to Purchaser) from the amount of the principal balance shown by Seller’s current business records as of the Cut-off Date. If it is determined after Closing that Seller breached this warranty, Seller may elect, at Seller’s sole and absolute option, either to (a) reimburse Purchaser in an amount equal to the difference between the amount of the principal balance shown by Seller’s current business records as of the Cut-off Date and the actual amount of the principal balance due under the applicable Note had Seller’s records been accurate as of the Cut-off Date multiplied by the percentage for the Asset shown on Schedule II, or (b) repurchase the Asset affected with Seller paying to Purchaser an amount equal to the Purchase Price Allocation for the applicable Asset, less any amounts collected by Purchaser. Notwithstanding any other provision of this Agreement, Seller shall not be deemed to have made any representation or warranty contained in this section (cc) as to any Loan that was secured by REO Property. Notwithstanding anything contained in this Agreement, Seller’s obligations under this section (cc) shall not be limited by the cap or aggregated for purposes of the cap in Section 3.5(d)(ii) of the Agreement.

D-1

EXHIBIT D-2

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO

ASSETS OTHER THAN RESIDENTIAL MORTGAGE LOANS

With respect to the Assets that are not Loans secured by one- to four-family residential real estate, except for the exceptions set forth on the Exception Schedule, attached hereto as Exhibit E, or as otherwise disclosed on the Asset Schedule (provided that (i) all exceptions set forth on the attached Exception Schedule and disclosures on the Asset Schedule must specifically identify the representations to which such exception or disclosure relates by Section number and shall only relate to such Section and (ii) such Exception Schedule and Asset Schedule shall have been delivered to Purchaser at least one (1) Business Day prior to the Closing Date except that Seller may deliver an update to the Exception Schedule for matters that occur or are discovered by Seller during the period that includes the last three Business Days), Seller represents and warrants as follows:

(a) Assets as Described. The information with respect to each Asset identified on the Asset Schedule and Data Tape is true and correct in all material respects. The Loan Files and servicing files are, and will be when delivered, true and correct in all material respects and contain all agreements and documents necessary to reflect each Loan. There is no obligation to advance additional funds to the Obligor.

(b) No Outstanding Charges. With respect to each Asset, all taxes and governmental assessments which could create a lien that would have priority over any Mortgage which previously became due and owing have been paid except that 2012 taxes have not been paid for Current Loans. None of the Assets have any reserves as of the Closing Date.

(c) Original Terms Unmodified. Any instrument (or a copy of such instrument) that is binding on Seller which modifies the terms of the Note and Mortgage in any material respect is contained in the Loan File. No Obligor has been released by Seller (or any predecessor in interest in the Loan), in whole or in part, except as disclosed in the Loan File delivered to Purchaser or the Custodian.

(d) Hazard and Flood Insurance. All buildings or other improvements upon the Mortgaged Property are insured against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located in an amount which is at least equal to the lesser of (i) the replacement value of the improvements and (ii) the outstanding principal balance of the Loan. If the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) a flood insurance policy meeting the requirements of the current guidelines of the Federal Flood Insurance Administration is in effect with a generally acceptable insurance carrier in an amount representing coverage not less than the lesser of (i) the minimum amount required, under the terms of coverage, to

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compensate for any damage or loss on a replacement cost basis (or the unpaid balance of the Loan if replacement cost coverage is not available for the type of building insured) and (ii) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid.

(e) Compliance with Laws. All requirements of any federal, state or local law including, without limitation, usury, truth in lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, fair housing, disclosure laws or predatory and abusive lending laws applicable to the origination or administration of the Loans have been complied with in all material respects.

(f) No Satisfaction of Mortgage. Except as shown in the Loan Files, the Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would affect any such release, cancellation, subordination or rescission. Except as shown in the Loan Files, Seller has not waived the performance by the Obligor of any action, if the Obligor’s failure to perform such action would cause the Loan to be in default, nor has Seller waived any default resulting from any action or inaction by the Obligor.

(g) Intentionally omitted.

(h) Validity of Mortgage Documents; Customary Provisions. The Note and the Mortgage are genuine, and to Seller’s Knowledge, the Mortgage, together with applicable state law, contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, by judicial foreclosure.

(i) Ownership. Seller is the sole owner of record and holder of the Asset. The Asset is not assigned or pledged, and Seller has good and marketable title thereto, and has full right to transfer and sell the Asset to Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, other than Permitted Exceptions.

(j) Title Insurance. Each Mortgage is covered by either (i) an ALTA lender’s title insurance policy or other generally acceptable form of policy of insurance, issued by a title insurer qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller as to the first priority lien of the Mortgage (or lower priority if the Mortgage is identified as such on the Data Tape) in the original principal amount of the Loan, or (ii) an attorney’s opinion of title and abstract of title the form and substance of which is acceptable to mortgage lending institutions making mortgage loans in the area where the Mortgaged Property is located.

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(k) No Fraud. To Seller’s Knowledge, no error, negligence, misrepresentation, fraud or similar occurrence was committed by any person, including without limitation, the Obligor, any appraiser, any builder or any other party involved (i) in the origination of the Loan, or (ii) in the application of any insurance in relation to such Loan.

(l) No Condemnation Proceedings. To the Knowledge of Seller, there is no proceeding pending for the total or partial condemnation of the Mortgaged Property.

(m) Mortgaged Property Undamaged. To the Knowledge of Seller, the Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, for which an insurance claim is pending, so as to affect adversely (i) with respect to Loans, the value of the Mortgaged Property as security for the Loan or (ii) the use for which the premises were intended.

(n) Collection Practices; Escrow Deposits. The servicing and collection practices, including with respect to each foreclosure action that has been initiated or suspended, used with respect to the Loan have been in all material respects in accordance with Accepted Servicing Practices and the terms of the Note. There are no positive or negative escrow account balances with regard to any Asset.

(o) Due on Sale. To the Knowledge of Seller, the Mortgage contains an enforceable provision for the acceleration of the payments of the unpaid principal balance of the Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.

(p) Environmental Matters. To the Knowledge of Seller, and except as identified in any information that is contained in the VDR, there are no material adverse environmental conditions affecting the Mortgaged Property. To the Knowledge of Seller, no action or omission by or on behalf of Seller has caused a violation of any environmental law, rule or regulation with respect to any Mortgaged Property.

(q) Cross-Collateralization. The Loan is not cross-collateralized or cross-defaulted with any loan other than another Loan.

(r) Actions by Originator. To the Knowledge of Seller, no material error, negligence, misrepresentation, fraud or similar occurrence was committed by any originator or mortgage broker or any other party involved in the origination of the Loan.

(s) Current Loans. Each Loan listed on Schedule II is a Current Loan.

(t) No Defenses. To Seller’s knowledge, the Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Note or the Mortgage, or the exercise of any right thereunder, render either the Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, or defense, including without limitation the defense of usury.

D-2

(u) Intentionally omitted.

(v) No Bankruptcy; Litigation. To Seller’s Knowledge (i) the Mortgaged Property is not subject to any bankruptcy proceeding or foreclosure proceeding and the Obligor has not filed for protection under applicable bankruptcy laws, (ii) there is no pending litigation involving any Obligor to which Seller or any of Seller’s affiliates is a party with respect to any Asset, and (iii) there are no pending foreclosure proceedings with respect to any Mortgaged Property or any other collateral securing any Loan.

(w) Patriot Act. Seller has complied with all applicable anti-money laundering laws and regulations in connection with the origination of the Loan, including without limitation the USA Patriot Act of 2001.

(x) Leases and Repairs. Except as shown in the Loan File, Seller has not entered into any leases, licenses or other occupancy agreements affecting any REO Property. Seller has not ordered any work performed at any REO Property that has not been fully paid for.

(y) Evictions. Each eviction proceeding relating to an REO Property has been properly commenced and Seller is not aware of any valid defense or counterclaim by anyone with respect thereto. The REO Property, with respect to maintenance and service performed by Seller, has been serviced and maintained in compliance with all material laws and regulations.

(z) Intentionally omitted.

(aa) Intentionally omitted.

(bb) Contract of Sale. Seller has not accepted or executed any contract of sale with respect to the REO Property.

(cc) Principal Balance. To Seller’s Knowledge, based solely on its current business records and no independent verification with the maker of the applicable Note, the actual amount of the principal balance due under the applicable Note does not differ in any material respect (adverse to Purchaser) from the amount of the principal balance shown by Seller’s current business records as of the Cut-off Date. If it is determined after Closing that Seller breached this warranty, Seller may elect, at Seller’s sole and absolute option, either to (a) reimburse Purchaser in an amount equal to the difference between the amount of the principal balance shown by Seller’s current business records as of the Cut-off Date and the actual amount of the principal balance due under the applicable Note had Seller’s records been accurate as of the Cut-off Date multiplied by the percentage for the Asset shown on Schedule II, or (b) repurchase the Asset affected with Seller paying to Purchaser an amount equal to the Purchase Price Allocation for the applicable Asset, less any amounts collected by Purchaser. Notwithstanding any other provision of this Agreement, Seller shall not be deemed to have made any representation or warranty contained in this section (cc) as to any Loan that was secured by REO Property. Notwithstanding anything contained in this Agreement, Seller’s obligations under this section (cc) shall not be limited by the cap or aggregated for purposes of the cap in Section 3.5(d)(ii) of the Agreement.

D-2

EXHIBIT E

EXCEPTION SCHEDULE

[see attached]

EXHIBIT F

INTENTIONALLY OMITTED

EXHIBIT G

DATA TAPE FIELDS

1.	Borrower Name

2.	Loan #

3.	Net Unpaid Principal Balance $ – Loan Level

4.	Escrow Balance

5.	Status Code – Active, In Bankruptcy or In Foreclosure

6.	Current Interest Rate

7.	Current Payment Amount $ (zero is interest only or single payment or percentage principal, see payment method)

8.	Last Payment Date

9.	Next Due Date

10.	Interest Paid to Date

11.	Current Delinquency Flag

12.	Maturity Date

13.	Interest Method

14.	Payment Method

15.	Cross Collateral (Yes or No)

16.	Cross Collateral Loan #

17.	Cross Defaulted (Yes or No)

18.	Cross Default Loan #

19.	Lien Position – Loan Level (without representation or warranty thereto)

20.	Borrower’s address

G-1

EXHIBIT H

PURCHASER’S FORM OF SERVICING TRANSFER INSTRUCTIONS

To the extent of an inconsistency between the terms of the Agreement to which this exhibit is attached and the terms of this Exhibit, the terms of the Agreement shall control.

H-1

EXHIBIT I

FORM OF ALLONGE

ALLONGE

This Allonge, dated as of [insert closing date], is attached to and made part of the following instrument:

[Describe Note]

for the purpose of annexing thereto the following endorsement:

Pay to the order of [insert name of Purchaser] , its successors and assigns, WITHOUT REPRESENTATION, WARRANTY OR RECOURSE OF ANY NATURE WHATSOEVER, WHETHER EXPRESSED OR IMPLIED, except and only to the extent otherwise provided in that certain Asset Purchase Agreement, dated [insert date of Agreement], between [Purchaser] and The Jacksonville Bank, a state chartered bank, [insert necessary successor language respecting acquired institutions, i.e., successor by merger to Oceanside Bank, etc.]

THE JACKSONVILLE BANK

By:
Name:
Title:

I-1

EXHIBIT J

FORM OF LOST NOTE AFFIDAVIT

LOST NOTE AFFIDAVIT

STATE OF FLORIDA

COUNTY OF DUVAL

BEFORE ME, the undersigned authority, a notary public of the State of                     , personally appeared                     , who, after being duly sworn, deposes and says:

6. I am a                      of The Jacksonville Bank [insert any appropriate predecessor language] (the “Seller”) and in such capacity I have reviewed, or have caused to be conducted under my supervision a review of the files of the Seller with respect to the following promissory note (the “Note”) held by the Seller:                                        .

7. Immediately prior to the assignment by the Seller of its interest in such Note to the Purchaser, the Seller was the current holder of the indebtedness evidenced by the Note. The indebtedness evidenced by the Note has not been pledged or otherwise hypothecated, and the Seller has not granted to any person (other than the Purchaser pursuant to the Agreement) any interest in the indebtedness evidenced by the Note.

8. After the Note was executed and delivered by the Borrower, the Note was misplaced, lost and/or destroyed.

9. Seller hereby assigns the Note to                      (the “Purchaser”), its successors and assigns, WITHOUT REPRESENTATION, WARRANTY OR RECOURSE OF ANY NATURE WHATSOEVER, WHETHER EXPRESSED OR IMPLIED, except and only to the extent otherwise provided in that certain Asset Purchase Agreement, dated              2012, between Purchaser and The Jacksonville Bank (the “Agreement”).

10. Seller has conducted a diligent search and inquiry to find the original Note and believes it to be lost. A true and correct photocopy of the Note is attached hereto as Exhibit A. [For Florida out of state executions, the following language will be added where appropriate: “Seller has conducted a diligent search and inquiry to find the original affidavit or a copy of the affidavit evidencing execution and delivery of the Note outside of the state of Florida and has been unable to do so.”]

11. If at any time the Seller locates the Note, it shall endorse such Note for transfer to the Purchaser, without recourse, and shall promptly deliver the Note, as endorsed, to the Purchaser or its designee.

7. Seller hereby agrees that it shall indemnify and hold harmless the Purchaser, its successors, and assigns, against any loss, liability or damage, including reasonable attorney’s fees, resulting solely from the unavailability of the Note, including, but not limited to, any loss, liability or damage arising from (i) any false statement contained in this Affidavit, and (ii) any claim of any party that it has already purchased a mortgage loan evidenced by the Note or any interest in such mortgage loan, (items (i) and (ii) above are hereinafter referred to as the “Losses”).

THE JACKSONVILLE BANK [insert any
appropriate predecessor language]

By:
Name:
Title:

Sworn to and subscribed before me this day of , 2012, by , who is personally known to me or who provided as identification and who did take an oath.

Notary Public

[Print or Type Name]

Commission Number:

My Commission Expires:

EXHIBIT K

FORM OF SPECIAL WARRANTY DEED

PREPARED BY AND RETURN TO:

SPECIAL WARRANTY DEED

Tax Parcel No.:

THIS SPECIAL WARRANTY DEED is made this      day of             , 20    , between                                         , a                                          (the “Grantor”), whose address is                                          and                                         , a                                          (the “Grantee”), whose address is                                         .

W I T N E S S E T H:

That the Grantor, in consideration of the sum of Ten Dollars and other valuable consideration paid by the Grantee, receipt and sufficiency of which is acknowledged, has granted, bargained, sold and conveyed to the Grantee, its successors and assigns forever, and does by these presents, grant, bargain, sell and convey the following described real property located in                      County, Florida (the “Property”).

See Exhibit 1 attached hereto and incorporated herein.

Together with all the rights, tenements, improvements, hereditaments, easements, and appurtenances thereto belonging or in anywise appertaining.

To have and to hold the same in fee simple forever.

The benefits and obligations hereunder shall inure to and be binding upon the successors and assigns of the respective parties hereto, and the Grantor warrants that, except as provided on Exhibit 2 attached hereto as to which matters this conveyance is expressly made subject, at the time of delivery of this deed, the Property was free from all encumbrances made by the Grantor and that Grantor will warrant and defend the same against lawful claims and demands of all persons claiming, by, through or under the Grantor but against none other.

IN WITNESS WHEREOF, Grantor has executed this instrument as of the day and year first above written.

WITNESSES:	GRANTOR:

,
a

By:
Print Name:
Its:
(Print Name)

(Print Name)

STATE OF	)
)
COUNTY OF	)

The foregoing instrument was acknowledged before me this      day of             , 20    , by                                              , as                                          of                                         , a                                         , on behalf of the company, who produced a                                          as identification.

NOTARY PUBLIC

Print Name:

Serial Number:

My Commission Expires:

EXHIBIT “1” [TO FORM OF DEED]

The Property

EXHIBIT “2” [TO FORM OF DEED]

Permitted Exceptions

1.	Liens of real property taxes and assessments not yet due and payable;

2.	Covenants, conditions and restrictions, rights of way, easements and other matters of the public record;

3.	Rights of tenants and parties in possession of the Property, if any;

4.	Matters which would be shown by an accurate survey or inspection of the Property;

5.	Laws, ordinances, and governmental regulations (including but not limited to building, zoning, land use and any subdivision ordinances and regulations) affecting the Property.

EXHIBIT L

FORM OF BILL OF SALE

QUIT CLAIM BILL OF SALE

                                         , a                                          (“Seller”) for and in consideration of the sum of Ten dollars ($10.00) and other good and valuable consideration paid by                                         , a                                         (“Purchaser”), the receipt and sufficiency of which are hereby acknowledged, does hereby remise, release and quitclaim unto the Purchaser all of Seller’s right, title and interest, if any, in and to all carpeting, floor coverings, drapery rods, venetian blinds, window shades, window coverings, screens, screen doors, storm windows and doors, awnings, shutters, furnaces, heaters, heating equipment, stoves, ranges, refrigerators, dishwashers, microwave ovens, washers, dryers, other appliances, oil and gas burners and fixtures appurtenant thereto, hot water heaters, plumbing and bathroom fixtures, electric and other lighting fixtures, mantels, fences, gates, trees, shrubs, plants, air conditioning equipment, ventilators, furniture, equipment and supplies relating to such REO Property, together with any other intangible property owned by Seller in connection therewith, including, without limitation, all engineering and design plans and specifications, marketing reports, licenses, franchises, permits, zoning rights, density rights, impact fee credits, entitlements, approvals, development orders, bonds posted in connection with the completion of improvements and/or infrastructure and other similar rights in connection with the real property described on Exhibit A.

It is understood and agreed that Seller disclaims all warranties or representations of any kind or character, express or implied, with respect to the personal property conveyed herein. By acceptance of this Quit Claim Bill of Sale, Purchaser acknowledges and agrees that Seller conveys to Purchaser and Purchaser accepts the personal property “as is, where is”, with all faults, and there are no oral agreements, warranties or representations collateral to or affecting the personal property by Seller or any third party.

IN WITNESS WHEREOF, this Quit Claim Bill of Sale has been executed by Seller on                  , 20    .

,
a

By:
Its:

EXHIBIT M

FORM OF ESCROW AGREEMENT

[See Schedule III to Exhibit 10.1]